As filed with the United States Securities and Exchange Commission on September 29, 2008

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOLU-SOL REAGENTS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	2835	87-0578125
(State or jurisdiction of incorporation or	(Primary Standard Industrial	(I.R.S. Employer
organization)	Classification Code Number)	Identification No.)

5095 West 2100 South
West Valley City, Utah 84120
(801) 974-9474
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael G. Acton, Chief Financial Officer
5095 West 2100 South
West Valley City, Utah 84120
(801) 974-9474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin R. Pinegar, Esq.
C. Parkinson Lloyd, Esq.
Durham Jones & Pinegar, P.C.
111 East Broadway, 9th Floor
Salt Lake City, Utah 84111
(801) 415-3000

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, no par value	1,421,667	$ 0.80	$ 1,137,333.60	$ 44.78
Total	1,421,667	$ 0.80	$ 1,137,333.60	$ 44.78

(1)
Includes 1,416,667 shares of Volu-Sol Reagents Corporation common stock owned by the RemoteMDx, Inc. to be registered for distribution to RemoteMDx, Inc. shareholders.  In addition, the Company is registering 5,000 shares of common stock to be issued to RemoteMDx, Inc., shareholders who would otherwise receive a partial share in the distribution.  No payment will be made by any recipient of the shares to either RemoteMDx, Inc., or the Company.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on prior sales of common stock of the Company at a price of $0.80 per share.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2008

1,416,667 Shares

Volu-Sol Reagents Corporation

Common Stock
For a Distribution to RemoteMDx, Inc. Shareholders

RemoteMDx, Inc. (“RMDX”) is distributing to its shareholders 1,416,667 shares of Volu-Sol Reagents Corporation (“we” or “Volu-Sol”) common stock owned by RMDX, the former parent of Volu-Sol.  The shareholders of RMDX will receive one share of Volu-Sol common stock for every 108 shares of RMDX common stock that they hold as of the record date for the distribution (subject to adjustment for stock splits or other changes in the number of issued and outstanding shares of common stock of RMDX prior to the effective date of the distribution). No fractional shares will be issued.  Fractional shares will be rounded up to the nearest whole number. Volu-Sol will issue up to 5,000 shares as required by the rounding of fractional shares.  The record date for the distribution will correspond to the effective date of the registration statement. Distribution of the Volu-Sol common stock to the RMDX shareholders will be made within 30 days of the date of the final prospectus.

RMDX is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of Volu-Sol common shares to its shareholders. The shareholders of RMDX receiving shares in the distribution may be considered underwriters within the meaning of the Securities Act of 1933 in connection with the resale of the distributed shares.

There is currently no public market for Volu-Sol securities.  Our common stock is not publicly traded. An application will be filed with FINRA for the public trading of our common stock on the OTC Bulletin Board, but there is no assurance that Volu-Sol’s common stock will be quoted on the OTC Bulletin Board or any Exchange.

As of June 30, 2008, and prior to the reverse split discussed below, there were 17,965,278, shares of our common stock issued and outstanding.  Effective September 22, 2008, the Company’s issued and outstanding common stock was reverse split at a ratio of ½ of one share for each share then outstanding.  As a result, as of September 23, 2008, there were 8,982,639 shares of our common stock issued and outstanding.  Unless otherwise indicated, all share and per share data in this prospectus have been adjusted to reflect the reverse split.

______________________________

Investing in our common stock involves a high degree of Risk.
See "Risk Factors" beginning on page 5.
___________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is September __, 2008.

VOLU-SOL REAGENTS CORPORATION

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Until [90 days from distribution date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" beginning on page 5, and our financial statements and the notes to the financial statements included elsewhere in this prospectus. As used throughout this prospectus, the terms "Volu-Sol", "Company", "we," "us," or "our" refer to Volu-Sol Reagents Corporation

General

We sell medical diagnostic stains and equipment to laboratories throughout the United States.  We are also developing and expect to bring to market in the next six months a new product for home health monitoring.

Company Information

We were incorporated under the laws of the State of Utah on March 5, 1998, as a wholly owned subsidiary of RemoteMDx, Inc. (“RemoteMDx”), a publicly traded Utah corporation (OTCBB:RMDX). RemoteMDx was spun off from Biomune Systems, Inc. in 1997 to engage in the business of manufacturing and marketing medical diagnostic stains and solutions and related equipment, which business operations were conducted prior to that time as an unincorporated division of Biomune called the Volu-Sol Medical Division.  Biomune purchased the assets comprising the Volu-Sol Medical Division in December 1991 from Logos Scientific, Inc.  After the Company’s incorporation as its subsidiary, RemoteMDx transferred to it all of the assets of the medical diagnostic stains and solutions business.

Our principal executive offices are located at 5095 West 2100 South, West Valley City, Utah 84120, and our telephone number is (801) 974-9474.  Our website address is www.volu-sol.com.

Risk Factors

We face numerous risks that could materially affect our business, results of operations or financial condition.  For further discussion of these risks, see “Risk Factors,” beginning on page 5.

The Distribution Transaction

A total of 1,416,667 shares of our common stock are held by RemoteMDx and will be distributed by RemoteMDx pursuant to this prospectus to its shareholders. This equates to one (1) share of our common stock distributed to each RemoteMDx shareholder for every 108 shares of RemoteMDx common stock held (subject to adjustment under certain circumstances). Fractional shares will not be issued.  Fractional shares, if any, will be rounded up to the nearest whole number.  The Company has agreed to issue up to 5,000 shares in lieu of fractional shares from its authorized and previously unissued common stock.  The distribution is being undertaken to allow our management and the management of RemoteMDx to focus on their respective businesses. As a result of the distribution, our common stock may be publicly traded, and we believe that this will improve our access to the capital markets for additional growth capital. See "The Distribution" at page 9. We can offer no assurances that an active market for our securities will develop.

RemoteMDx has indicated that it intends to distribute our common stock to its shareholders within 30 days after the registration statement is declared effective. Neither we nor RemoteMDx will receive any proceeds from the distribution of these shares of our common stock.

About This Offering

This prospectus relates to a total of 1,416,667 shares of Volu-Sol Reagents Corporation common stock being distributed to the shareholders of RemoteMDx discussed above.  The prospectus also covers up to 5,000 additional shares to be issued by the Company to avoid the issuance of partial shares in connection with the distribution.  No other securities are covered by this prospectus.

Estimated use of proceeds

Neither we nor RemoteMDx will receive any proceeds resulting from the distribution of our shares held by RemoteMDx or the issuance of additional shares to avoid the issuance of partial shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before you decide whether to buy shares of our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any of these cases, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

We have not achieved profitable operations and continue to operate at a loss.  From incorporation to date, we have not achieved profitable operations and continue to operate at a loss.  Our present business strategy is to improve cash flow by adding to our existing product line and expanding our sales and marketing efforts, including the addition of in-house sales personnel.  There can be no assurance that we will ever be able to achieve profitable operations or that we will not require additional financing to fulfill our business plan.

Because of our history of accumulated deficits and recurring cash flow losses, we must obtain additional financing and improve profitability if we are to continue as a "Going Concern." The financial statements of the Company have been prepared on the assumption that the Company will continue as a going concern.  The Company's independent public accountants have issued their report dated September 25, 2008, that includes an explanatory paragraph stating that the Company's recurring losses raise substantial doubt about the Company's ability to continue as a going concern.  The Company's product line is limited and it has been necessary to rely upon loans and capital contributions from its parent corporation and the sale of shares of the Company’s common stock to sustain operations.  Additional financing may be required if the Company is to continue as a going concern. If such additional funding is needed and cannot be obtained, the Company may be required to scale back or discontinue its operations.

Our profitability depends upon achieving success in our future operations through implementing our business plan, increasing sales, and expanding our customer and distribution bases, for which there can be no assurance given. Profitability depends upon many factors, including the success of the Company's marketing program, the Company's ability to identify and obtain the rights to additional products to add to its existing product line, expansion of its distribution and customer base, maintenance or reduction of expense levels and the success of the Company's business activities.  The Company (since its incorporation in July 1995) had stockholders’ equity as of September 30, 2007, of $788,359 and $2,075,339 at June 30, 2008.  The Company anticipates that it will continue to incur operating losses in the future or until such time as it is able to successfully market the diagnostic stain and solution equipment including the Definitive Slide Stainer Device (“Definitive”) or other devices that it may yet add to its product line.  The Company's ability to achieve profitable operations will also depend on its ability to develop and maintain an adequate marketing and distribution system.  There can be no assurance that the Company will be able to develop and maintain adequate marketing and distribution resources. If adequate funds are not available, the Company may be required to materially curtail or cease its operations.

Our products are not based on technology that is proprietary to the Company, which means that we do not have a technological advantage over our competitors and that we must rely on the owners of the proprietary technology that is the basis for our products to protect that technology. We have no control over such protection.  The Company uses certain trademarks and trade names with certain of its products.  Nevertheless, the Company's core products, medical diagnostic stains and solutions and other biochemical products, as well as the Definitive, are not based on technology proprietary to the Company.  Indeed, the majority of the Company's present product line is based on technology that is in the public domain and therefore there are effectively no entry barriers for potential competitors to the Company.  The Company has entered into an exclusive license agreement with the third-party entity that owns the intellectual property rights associated with the Definitive and manufactures the Definitive for the Company.  There can be no assurance that such third-party entity will be able in the future to adequately protect its proprietary rights upon which the Definitive is based or that such third party will continue to manufacture the Definitive on terms favorable to the Company.  If the third party fails to meet its obligations to manufacture a sufficient number of units for any reason, the Company would be forced to locate a new manufacturer for the Definitive which may disrupt and adversely affect the Company's operations.

The Company's success in adding to its existing product line will depend on its ability to acquire or otherwise license competitive technologies and products and to operate without infringing the proprietary rights of others, both in the United States and internationally.  No assurance can be given that any licenses required from third parties will be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to adopt alternate measures, or could find that the manufacture or sale of products requiring such licenses is not possible. Litigation may be necessary to defend against claims of infringement, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others.  Such litigation could have an adverse and material impact on the Company and its operations.

Our industry is fragmented, and we experience intense competition from a variety of sources, some of which are better financed and better managed than the Company.  The medical diagnostic supply and biochemical industries, including those segments devoted to manufacturing and distributing laboratory equipment, stain solutions and chemical reagents, are characterized by intense competition. The Company faces, and will continue to face, competition in the stain solution, reagent and related equipment fields.  Many, if not most, of the Company's competitors and potential competitors are much larger and consequently have greater access to capital as well as mature and highly sophisticated distribution channels. Some of the Company's larger competitors are able to manufacture chemical products on a much larger scale and therefore presumably would be able to take advantage of economies of scale not presently enjoyed by the Company.  Moreover, many of the Company's competitors have far greater name recognition and experience in the medical diagnostic supply industry.  There can be no assurance that competition from other companies will not render the Company's products noncompetitive.

We are highly dependent on our executive officers and certain of its scientific, technical and operations employees. The loss of services of any of these personnel could impede the achievement of the Company's objectives. There can be no assurance that the Company will be able to attract and retain qualified executive personnel on acceptable terms.

We rely on third parties to manufacture some of our product line.  The Company's manufacturing experience and capabilities are limited to the manufacture of staining solution, reagent and certain related chemical compounds.  With respect to the manufacturing of devices and equipment related to the staining solution products, including without limitation the Definitive, the Company has in the past used, and intends to continue to use, third-party manufacturing resources.  Consequently, the Company is dependent on contract manufacturers for the production of existing products and will depend on third-party manufacturing resources to manufacture equipment and devices it may add to its product line in the future.  In the event that the Company is unable to obtain or retain third-party manufacturing, it will not be able to continue its operations as they relate to the sale of equipment and devices. The Company's current dependence upon a third party for the manufacture of the Definitive may adversely affect its profit margins and the Company's ability to deliver products on a timely and competitive basis.

Our business is subject to certain environmental risks and the requirement that we comply with regulations which increases the cost of doing business.  The chemical manufacturing processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products.  Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated.  In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.  In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

We market and sell our products through independent distributors who are free to sell other, and at times competing, products. We therefore have no direct control over our sales force.  The Company sells its products to approximately 75 independent distributors who are free to resell the products.  In order to achieve profitable operations, the Company must maintain its current base of sales staff and must expand that base in the future.  There can be no assurance that the Company will be able to enter into arrangements with qualified sales staff if and when such additional staff are required.  The Company's sales staff will compete with other companies that currently have experienced and well funded marketing and sales operations.  To the extent that the Company enters into co-promotion or other marketing and sales arrangements with other companies, any revenues to be received by the Company will be dependent on the efforts of others, and there can be no assurance that such efforts will be successful.

From time to time we may be subject to expensive claims relating to product liability law; our ability to insure against this risk is limited.  The use of any of the Company's existing or potential products in laboratory or clinical settings may expose the Company to liability claims. These claims could be made directly by persons who assert that inaccuracies or deficiencies in their test results were caused by defects in the Company's products.  Alternatively, the Company could be exposed to liability indirectly by being named as a third-party defendant in actions brought against companies or persons who have purchased the Company's products.  The Company has obtained limited product liability insurance coverage in the amount of $1 million per occurrence and $2 million in the aggregate. The Company intends to expand its insurance coverage on an as-needed basis as its sales revenue increases.  However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products added to its product line in the future. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

The uncertainty of health care litigation and regulatory measures in our primary markets can have an adverse effect on our business.  Political, economic and regulatory influences are likely to lead to fundamental change in the health care industry in the United States.  Numerous proposals for comprehensive reform of the nation's health care system have been introduced in Congress over the past years.  In addition, certain states are considering various health care reform proposals.  The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future.  Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, reforms will be adopted, when they may be adopted, or what impact they may have on the Company.  The Company's ability to earn sufficient returns on its products may also depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and other organizations.  Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services, including medical diagnostic procedures.  There can be no assurance that adequate reimbursement will be available or sufficient to allow the Company to sell its products on a competitive basis.

Risks Related to Ownership of Our Common Stock and This Offering

The distribution is a taxable transaction, and therefore you could be subject to material amounts of taxes.  The distribution of our shares by RemoteMDx pursuant to this prospectus does not qualify as a tax-free spin-off to RemoteMDx shareholders under Section 355 of the Internal Revenue Code of 1986.  As a consequence, you could be subject to material amounts of taxes. In addition, RemoteMDx may have to recognize a taxable capital gain on the difference between the fair market value of the interest in the Company it is distributing to its shareholders and its tax basis in the distributed stock. Furthermore, those RemoteMDx shareholders who receive our common stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such shareholders, even though we believe the shares to be distributed in the distribution to have only nominal value.  Neither this prospectus nor the registration statement of which it is a part should be read to constitute tax or legal advice with respect to the distribution of our shares.

We will become subject to the reporting requirements of federal securities laws, which can be expensive. As a result of the distribution of our shares by RemoteMDx and the filing of this registration statement, we will become a public reporting company and, accordingly, become subject to the information and reporting requirements of the Exchange Act and other federal securities laws. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we remained a privately held company.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.  Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

There is not now, and there may not ever be, an active market for our common stock.  There currently is no market for our common stock. Further, although our common stock may be quoted in the future on the OTC Bulletin Board, trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. There can be no assurance that a more active market for the common stock will develop.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange. We cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Even if publicly-traded in the future, our common stock may be subject to “Penny Stock” restrictions.  If our common stock becomes publicly-traded and our stock price remains at less than $5, we will be subject to so-called penny stock rules which could decrease our stock's market liquidity.  The Securities and Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement written suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if our common stock becomes publicly-traded the price will rise above $5 per share so as to avoid these regulations.

Our principal officers, directors, and principal stockholders own a controlling interest in our voting stock and investors will not have any voice in our management.  Currently, our officers, directors and principal shareholders, in the aggregate, beneficially own approximately 13% of our outstanding common stock. Upon the distribution of shares by RemoteMDx registered in this Offering, these officers, directors, and stockholders will own approximately 13% of the outstanding shares of common stock. As a result, these stockholders, acting together, will have the ability to control or substantially influence all matters submitted to our stockholders for approval, including:

-	election of our board of directors;

-	removal of any of our directors;

-	Amendment of our certificate of incorporation or bylaws; and

-	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers and principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RemoteMDx shareholders may want to sell their Volu-Sol shares after they are received in the distribution and this could adversely affect the market for our securities. RemoteMDx will distribute 1,416,667 shares of our common stock to its shareholders in the distribution. Management of RemoteMDx made the decision to invest in us without shareholder approval and the shareholders of RemoteMDx that will now be our shareholders may not be interested in retaining their investment in us.  Since RemoteMDx shareholders will receive registered shares in the distribution, they will be free to resell their shares immediately upon receipt.  If any number of RemoteMDx shareholders offer their shares for sale, the market for our securities could be adversely affected.

THE OFFERING

Common Stock to be distributed by RemoteMDx	1,416,667
Common Stock to be distributed by the Company	5,000
Common Stock outstanding before the distribution	8,982,639
Common Stock outstanding after the distribution (maximum)	8,987,639
Gross proceeds	$ 0

USE OF PROCEEDS

Neither we nor RemoteMDx will receive any of the proceeds resulting from the distribution of the shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deems relevant.

THE DISTRIBUTION

Record Date
Shareholders of RemoteMDx will receive one (1) share of Volu-Sol common stock for every 108 shares of RemoteMDx common stock owned of record on the date of this prospectus, subject to adjustment in the event of a stock split or reverse split of RemoteMDx common stock prior to the date of distribution.  Fractional shares will not be issued and will be rounded up to the nearest whole share.  Up to 5,000 shares will be issued by the Company in lieu of fractional shares.

Record Holders
RemoteMDx has approximately 3,300 shareholders of record and Volu-Sol currently has 54 shareholders of record. Following the distribution, Volu-Sol will have approximately 3,354 shareholders of record.

Prospectus	A copy of this prospectus will accompany each certificate being distributed to the RemoteMDx shareholders on the distribution date.

Distribution Date
Up to 1,421,667 shares of common stock will be delivered to American Stock Transfer & Trust Co., the distribution agent, within ten days of the date of this Prospectus and the distribution agent will distribute the share certificates to the RemoteMDx shareholders (along with a copy of this prospectus), within thirty days thereafter.

Listing and Trading
There is currently no public market for our shares. Upon completion of this distribution, our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. An application will be filed with FINRA for the public trading of our common stock on the OTC Bulletin Board, but there is no assurance that the Company's common stock will be quoted on the OTC Bulletin Board. Even if a market develops for our common shares, we can offer no assurances that the market will be active, or that it will afford our common shareholders an avenue for selling their securities. Many factors will influence the market price of our common shares, including the depth and liquidity of the market which develops investor perception of our business, general market conditions, and our growth prospects.

 Background and Reasons for the Distribution

Volu-Sol incurred $504,220 and $68,201 in operating losses for the fiscal years ended September 30, 2007 and 2006, respectively. As Volu-Sol continues to grow and accumulate an inventory of products for resale, Volu-Sol will require additional capital. Management believes that the distribution and the resulting status of Volu-Sol as a publicly traded company will provide Volu-Sol with additional opportunities to access the public equity markets for growth capital.

RemoteMDx is a publicly traded company (OTCBB: RMDX) engaged primarily in the business of manufacturing, marketing, and distributing offender monitoring and tracking devices and related services.  By spinning off its holdings in Volu-Sol shares to its shareholders, RemoteMDx will be in a better position to focus its efforts on making a profit in its own operations.

RemoteMDx intends to distribute to its shareholders on a pro-rata basis all shares of the Company’s common stock held by it in a transaction referred to in this registration statement as the “distribution.”  Prior to the distribution and until it is completed, the Company is a subsidiary of RemoteMDx.  In connection with the distribution, the 1,416,667 shares of the Company’s common stock held directly by RemoteMDx will be distributed pro rata to the shareholders of RemoteMDx who own RemoteMDx common stock as of the close of trading on the record date of September 3, 2008.  Fractional shares will be rounded up to the nearest whole share and the Company has agreed to issue up to 5,000 shares of common stock in lieu of fractional shares.  Following the completion of the distribution, the shareholders of RemoteMDx, as a group, will hold the same percentage of the issued and outstanding common stock of the Company that RemoteMDx held immediately prior to the distribution; the ownership interests of our shareholders other than RemoteMDx will not be affected or changed materially as a result of the distribution. RemoteMDx will no longer beneficially own any shares of our common stock following the distribution.  The shares distributed by RemoteMDx will be publicly traded securities; however, no market for our securities exists at this time and there is no assurance that a market will exist for our common stock following the distribution.

Mechanics of Completing the Distribution

Within ten days of the date of this prospectus, RemoteMDx will deliver 1,416,667 shares of our common stock to the distribution agent, American Stock Transfer & Trust Co., to be distributed to the shareholders of RemoteMDx.  The Company will also deliver 5,000 shares to the transfer and distribution agent to be issued in lieu of fractional shares as described above.

If you hold your RemoteMDx shares in a brokerage account, your Volu-Sol shares of common stock will be credited to that account. If you hold your RemoteMDx shares in certificated form, a certificate representing shares of your Volu-Sol common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty days.

No cash distributions will be paid. No shareholder of RemoteMDx will be required to make any payment or exchange any shares in order to receive our common shares in the distribution. RemoteMDx will bear all of the costs of the distribution, and Volu-Sol is bearing the costs of this Registration Statement.

Tax Consequences of the Distribution

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin-off under United States tax laws. Under the U.S. Tax Code, RemoteMDx would need to control at least 80% of our outstanding capital stock to qualify the distribution of our shares by RemoteMDx as a tax free spin-off. RemoteMDx does not meet this requirement and consequently, we do not believe that the distribution by RemoteMDx of our stock to its shareholders will qualify for tax free spin-off status.  This prospectus should not be read as providing legal or tax advice with respect to the distribution to our shareholders.

The distribution of the Volu-Sol stock to RemoteMDx shareholders will constitute a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Volu-Sol stock on the date of the distribution, as determined in good faith by RemoteMDx.  If required by the tax laws, the distribution will be reported to the Internal Revenue Service on Form 1099-DIV. The tax impact of the distribution on RemoteMDx is not anticipated to be significant.

PLAN OF DISTRIBUTION

This prospectus covers the distribution of 1,416,667 shares of our common stock owned by RemoteMDx. The distribution by RemoteMDx of 1,416,667 shares (and, to the extent necessary to round up fractional shares, up to an additional 5,000 shares) of our common stock to the RemoteMDx shareholders will be accomplished upon effectiveness of the registration statement of which this prospectus is a part. The mechanics of the RemoteMDx dividend distribution will be performed by our transfer agent, American Stock Transfer & Trust Co.

RemoteMDx is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of its shares to its shareholders. A shareholder of RemoteMDx receiving shares in the distribution by RemoteMDx may be considered an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of the distributed shares.  We have agreed to pay all fees and expenses incident to the registration of the common stock.

CAPITALIZATION

The following table describes our cash, cash equivalents and investments and capitalization as of June 30, 2008:

You should read this table in conjunction with the information under the captions "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2007	As of June 30, 2008
	(audited)	(unaudited)
Cash and cash equivalents	$752,404	$1,292,405

Common stock, no par value; 50,000,000 shares authorized; 5,854,167 and 8,982,639 shares issued and outstanding as of September 30, 2007 and June 30, 2008	1,150,417	3,698,750
Preferred stock, no par value; 10,000,000 shares authorized; no shares designated, issued or outstanding as of June 30, 2008	-	-

Accumulated deficit	(362,058)	(1,623,411)

Total stockholders' equity	788,359	2,075,339

Total liabilities and stockholders' equity	$984,331	$2,235,562

As of June 30, 2008 there were 8,982,639 shares of our common stock outstanding.  No shares have been issued subsequent to June 30, 2008.  These financial statements have been retroactively adjusted for the forward and reverse stock splits.

SHARES ELIGIBLE FOR FUTURE SALE

There is not currently any market for our common stock.  We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

All of the shares distributed hereunder will be freely tradable, except that any shares acquired by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Based on shares outstanding as of June 30, 2008, the 7,565,972 shares of our common stock outstanding that are not registered and covered by this prospectus will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. Subject to the provisions of Rule 144, all of the outstanding shares of common stock that are currently restricted will be available for sale in the public market over the next six months under Rule 144.

In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed 1% of the then outstanding shares of our common stock, which will be approximately 180,000 shares.

In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year would be entitled to sell those shares under Rule 144 without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date the shares were acquired from the affiliate.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Prior to the distribution of the Company’s shares by RemoteMDx, a majority of the Company's common stock was owned or controlled by RemoteMDx and certain of its affiliates and consequently there has been no public trading market for the Company's securities.   Although the Company anticipates that a public market for over-the-counter trading of the Company's securities may develop after the distribution is completed, there can be no assurance that such a market will develop or that it will be sustained.  After the effective date of this registration statement and the distribution, the shares of the Company's common stock distributed by RemoteMDx in the distribution will be unrestricted and freely salable, except to the extent such common stock is owned by affiliates of the Company.  We expect to apply for listing of our common stock on the OTC Bulletin Board, but there can be no assurance that such application, if filed, will be accepted, or that if accepted, any market for our shares will ever develop.

Holders

Immediately following the distribution, the Company anticipates that there will be approximately 3,354 record holders of the Company's common stock.  As of June 30, 2008, there were 54 holders of record of our common stock.

Dividends

Since its incorporation, the Company has not declared any dividend on its common stock.  The Company does not anticipate declaring or paying a dividend on its common stock for the foreseeable future.  We plan to retain any future earnings for use in our business activities.

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common stock will be American Stock Transfer & Trust Company, 6201 Fifteenth Ave, 3rd Floor, Brooklyn, New York, 11219.

Equity Compensation Plans

The Company currently does not have any equity compensation plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "potentially," "will" or "may," or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus may include, but are not limited to, statements about:

•expectations of future operating results or financial performance;
•introduction of new products;
•plans for growth, future operations and potential acquisitions;
•our plans to develop and commercialize our products;
•the size and growth potential of possible markets for our product candidates and our ability to serve those markets;
•the rate and degree of market acceptance of any future products;
•the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing and our ability to obtain additional financing;
•our ability to attract strategic partners with development, regulatory and commercialization expertise; and
•the development of our marketing capabilities.

There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption "Risk Factors." Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BUSINESS

Volu-Sol Reagents Corporation (the “Company” or “Volu-Sol”) was formed under the laws of the State of Utah on March 5, 1998, as a wholly owned subsidiary of RemoteMDx (formerly Volu-Sol, Inc.), a Utah corporation (“RemoteMDx”).  RemoteMDx succeeded to the business commenced originally as a wholly owned subsidiary of Biomune Systems, Inc. (“Biomune”). RemoteMDx was spun off from Biomune in 1997 to engage in the business of manufacturing and marketing medical diagnostic stains and solutions and related equipment, which business operations were conducted prior to that time as an unincorporated division of Biomune called the Volu-Sol Medical Division.  Biomune purchased the assets comprising the Volu-Sol Medical Division in December 1991 from Logos Scientific, Inc.  After the Company’s incorporation, RemoteMDx transferred to it all of the assets of the medical diagnostic stains and solutions business.

Our Business

 The Company sells medical diagnostic stains and equipment to laboratories throughout the United States.  Our business strategy now and following the distribution from RemoteMDx, includes the following elements:

•
Acquire Complementary Businesses, New Products and Technologies. The Company intends to evaluate potential acquisitions of distributors and complementary products and businesses from time to time and to consummate transactions in those situations where there is an appropriate economic and strategic fit.

•
Expand Distribution.  The Company intends to increase its distribution base through the acquisition of distributors and through agreements with independent distributors.  The Company expects to increase sales through the addition of more focused and committed sales personnel who work only for the Company, thereby eliminating the significant mark-ups presently paid to independent distributors.  The payroll and related costs of in-house sales personnel will offset to some degree the savings expected to be achieved from eliminating the mark-up associated with the use of an outside sales force.

•
Develop Broader Product Lines.  The Company offers over 70 products in four major product lines in an effort to serve effectively a diverse and highly decentralized industry. The Company believes that its products economically and reliably address the needs of medical diagnosticians and laboratory technicians.  Nevertheless, the Company believes that it can improve revenue-generating capacity by adding to its existing product line.

•
Offer Top Quality Products.  The Company constantly strives to offer products with the greatest purity and reliability possible through its quality control system.  The Company intends to continue to assure the quality of its product line.

•
Outsource Non-Stain Manufacturing.  To minimize capital requirements associated with the manufacture of products other than stains, solutions and other chemicals, the Company intends to continue to take advantage of strategic alliances with third-party manufacturers.

Acquisitions

As a separate entity, the Company will seek to broaden its base in the medical supply industry through adding in-house distribution capacity to its present business.  Specifically, the Company intends to acquire small medical distributors, having three to five representatives and annual sales of between $2.0 and $3.5 million.  The Company expects that such acquisitions will expand the capacity for distributing the Company's products, as well as add to the number of products being sold by or through the Company. The Company has not had discussions or entered into negotiations with any acquisition candidates.  Sales through in-house representatives are expected to reduce the cost of distribution by as much as 35% thereby increasing profitability.  With its own distribution, the Company believes it can expand sales much more quickly than if it continues relying upon large independent distributors who may sell or represent many other products or manufacturers, including some that are unrelated to or in direct competition with the Company's product line.

Medical Diagnostic Industry Operations

We provide supplies to certain segments of the medical diagnostics industry.  An important aspect of the medical diagnostic industry is the ability of medical professionals to diagnose pathologies and otherwise assess conditions of body fluids and other tissue by microscopically analyzing slides containing samples of the fluids or tissue.  To enhance the ability of medical practitioners and researchers to accurately assess samples and render diagnoses based on those samples, microscope slides are prepared by smearing a suspension containing the target biological sample on the slide. The slide is then allowed to dry or is heated on a slide warmer to affix the sample to the slide.  The slide is then treated with one or more chemical stains or reagents, according to the type of stain used and the types of conditions being assessed. The effect of this staining process is to highlight or detect certain properties of or abnormalities in the sample.

Stains sold by the Company are of two general types: (1) simple stains consisting of the addition to the slide-mounted sample of one dye that serves to delineate certain characteristics, but leaves all of the microscopic structures the same hue; and (2) differential stains consisting of more than one dye added in multiple steps, which has the effect of highlighting different structures or properties of the sample with different colors.  A host of different medical diagnostic stains, solutions and chemical agents are used with different tissue samples and to highlight or detect different tissue characteristics or abnormalities.

Current Product Line

Stains, Solutions, Reagents, and Related Equipment.  We manufacture and market a diversified line of simple and differential stains and solutions as well as related equipment used by commercial and research laboratories as well as medical clinics, hospitals, physician-operated laboratories ("POLs") and veterinary clinics.  Our staining product line includes over 90 separate products that are marketed to the hematology, microbiology, mycology and histology/cytology segments of the medical diagnostics industry.  Our stain solutions and related products are sold separately in various quantities or as integrated kits configured to the requirements of specified diagnostic devices produced by a variety of manufacturers.  In addition to sales of its own stains, solutions and other chemical products, Volu-Sol has contracted with several original equipment manufacturers ("OEMs") with respect to manufacturing and packaging medical diagnostic stains for distribution by these OEMs.

The Definitive Slide Stainer Device.  In addition to manufacturing and selling stains, solutions buffers and other biochemical products and related equipment, in fiscal 1997, the Company introduced and commenced the contract manufacturing and marketing of the Definitive Slide Stainer Device (the "Definitive"), an automated staining device that improves the efficiency and accuracy of small to medium-scale slide staining laboratory operations.  The Definitive is capable of staining up to three slides simultaneously under controlled conditions.  The Definitive's chief advantages are its small size (having a footprint of just 12 inches wide by 14 inches long), its self-containment allowing it to be placed anywhere in the laboratory (as opposed to other staining devices which require placement in close proximity to drains and water supplies), its efficiency and reliability when compared to the chief alternative of manually preparing slides, and its relatively low cost.  The Definitive achieves increased accuracy, reliability and consistency through the use of a proprietary microchip which regulates with exact precision the amount of reagent timing.  That chip also automatically activates an alarm on the Definitive when the stain pack needs to be replaced.  Although other automated staining devices are commercially available that are capable of staining as many as 70 to 100 slides simultaneously, such equipment is cost-prohibitive for smaller laboratories, research institutions and hospitals.  The Company believes that the Definitive will fill an important market need for smaller laboratories, clinics and POLs, whose only alternative is labor-intensive, inefficient and less-reliable manual preparation of slides by laboratory technicians.

We manufacture and market various custom-designed stainer packs for use with the Definitive.  The Definitive is covered by a 1-year manufacturer's warranty that is serviced by the Company.  Under that warranty arrangement, we will repair or replace any defective unit without charge to the end-purchaser.  The same warranty is extended by the manufacturer to the Company.  Consequently, we incur no expense on repairs or replacements made under warranty.

Manufacturing

      We manufacture the majority of the stains, solutions, reagents, powders and other chemical compounds that make up our product line, and intend to continue to do so for the foreseeable future. Our chemical manufacturing process consists of the purchase of certain raw materials, including bulk chemicals such as alcohol, ethanol, and methanol and various powders and stains.  These chemicals are purchased from different suppliers and are widely available.  The ingredients are then mixed in vats on our premises in accordance with certain non-proprietary formulas.  The finished stains are then bottled and appropriately labeled and sold through medical supply distributors and OEMs.  Since we have been engaged in the medical diagnostic stain industry, we have refined our production capabilities such that we presently are able to manufacture our products to exacting clinical standards.  We have developed a quality control program that allows us to both maintain the reliability, integrity and uniformity of the product line and to quickly and accurately identify and resolve any potential problem by keeping detailed production records by lot. With respect to the ancillary equipment sold in connection with stains, solutions, reagents, and other chemicals, such as glass slides, manual staining equipment, and other related laboratory equipment and supplies, such products are manufactured by third parties and can easily be obtained from a number of suppliers.

With respect to the Definitive, we have entered into a worldwide exclusive licensing agreement (the "License Agreement") with GG&B Engineering, Inc. ("GG&B"), a Texas corporation with its principal place of business in Wichita Falls, Texas.  GG&B owns the technology underlying the proprietary microchip that is packaged with the stain packs used with the Definitive. Under the License Agreement, GG&B manufactures the Definitive on an as-needed basis.  GG&B also provides the proprietary microchip that is packaged with the stain packs.  Other than copyright protection as to the code incorporated in the proprietary microchips, neither the Company nor GG&B claim any proprietary interest in the technology incorporated into the Definitive.  Under the License Agreement, we are obligated to use best efforts to promote the sale and distribution of the Definitive, in return for which GG&B must provide us with our requirements for the Definitive and microchips during the term of the Agreement, with a minimum purchase requirement of 600 units per year.  Upon a default by the Company, GG&B has the right, under the License Agreement, to convert the license into a nonexclusive license and grant to others the right to distribute the Definitive upon written notice.  The License Agreement was signed on October 21, 1996.  Unless it is terminated earlier in accordance with its terms, the License Agreement is perpetual.  The Company has no experience in manufacturing hardware devices such as the Definitive and does not have any manufacturing facilities for such products.  Consequently, we are presently dependent and will continue to depend on third parties such as GG&B to manufacture products other than stains, solutions and other related chemical products.  In the event that our relationship with GG&B is disrupted or is no longer viable due to financial or other difficulties of GG&B or the Company, or otherwise, or if we are unable to obtain third-party manufacturing for any products we may add to our line in the future, its operations and ability to generate revenue would be adversely affected.

The manufacture of our products is subject to the Food and Drug Administration's current Good Manufacturing Practices ("cGMP") regulations.  These regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and control activities. No assurance can be given that the Company's third-party manufacturers will comply with cGMP regulations or other regulatory requirements now or in the future. The Company's current dependence upon third parties for the manufacture of its products may adversely affect its profit margin, if any, on the sale of future products and the Company's ability to deliver products on a timely and competitive basis. The Company is inspected on a routine basis for compliance with applicable FDA laws and regulations, in particular the extent to which it observes cGMP regulations in connection with the manufacture of its chemical products. Further, the Company is required to comply with various FDA requirements for labeling.  If the FDA believes the Company is not in compliance with the applicable laws or regulations, it can institute proceedings to detain or seize the Company's products, issue a recall, enjoin future violations and assess civil and criminal penalties against the Company, its officers or its employees. The FDA may proceed to ban, or request recall, repair, replacement or refund of the cost of, any product manufactured or distributed by the Company.

Quality Control

We place great emphasis on providing quality products to our customers. An integrated network of quality systems, including control procedures that are implemented by technically trained professionals, result in strict requirements for manufacturing and packaging materials.  On a statistical sampling basis, a quality assurance organization tests components and finished goods at different stages in the manufacturing process to assure that exacting standards are met. Customers may return defective merchandise for credit or replacement. In recent years, such returns have been insignificant.

 Marketing and Sales

We market and sell products through a network of regionally located medical diagnostic laboratory supply distributors.  We also employ in-house sales personnel who are involved in sales through direct personal contact with potential customers and attending industry and trade shows.  We intend to expand our in-house distribution capacity through acquisition of small medical product distributors.  We intend to increase its marketing and sales efforts, capital permitting, by attending more trade shows, establishing distributor relationships in Europe, South America and Asia, and placing advertisements in periodic trade journals and publications.

Availability of Inventory

The principal raw materials for the stains, solutions and other chemical products of the Company are "off-the-shelf" bulk chemicals that can be purchased from any of a number of chemical companies. The Company believes that it maintains adequate supplies of raw materials on hand to allow it to continue to manufacture products and meet customer demand, and that those materials that it does not produce internally are readily available from multiple sources.

Competition

We believe our products have a good reputation in the marketplace and are competitively priced.  However, the medical diagnostic industry in general and the medical diagnostic stain industry in particular are, or potentially could be, very competitive, with several large chemical, medical and laboratory supply companies dominating the market, many if not all of which have vastly greater manufacturing capabilities, financial resources, scientific expertise, research resources and much more pervasive, mature and experienced marketing operations.  Accordingly, we are subject to intense competition and to the pricing and distribution policies of these large competitors.  Currently, we estimate that our sales amount to less than 1% of total industry sales.  There can be no assurance that, in light of the level of competition in the industry in which the Company operates, it will be able to achieve or sustain profitable operations.

Patents and Proprietary Rights

We do not own any patents and do not believe that patent protection is available for any of our current products or processes. To the extent that the Definitive and the stain packs that are marketed for use with that device incorporate proprietary technologies, we license such technologies from GG&B under the License Agreement.  We claim the name "Volu-Sol" as a trademark. We also believe that certain aspects of our manufacturing, production and marketing operations are proprietary and have generally sought to protect our interests by treating know how as trade secrets and by requiring all employees to execute confidentiality agreements. We believe that our processes can only be understood from direct observation and are not ascertainable by examination of the end product. However, there can be no assurance that others will not independently develop the same or similar information, obtain unauthorized access to proprietary information or misuse information to which we have granted access.

Government Regulation

Our business activities are subject to federal and state regulations.  The following summaries are only illustrative of the extensive regulatory requirements affecting our business and are not intended to provide the specific details of each law or regulation.

•
The Clean Air Act, as amended, and the regulations promulgated thereunder, regulates the emission of harmful pollutants to the air outside of the work environment.  Federal or state regulatory agencies may require companies to acquire permits, perform monitoring and install control equipment for certain pollutants.

•
The Clean Water Act, as amended, and the regulations promulgated thereunder, regulates the discharge of harmful pollutants into the waters of the United States.  Federal or state regulatory agencies may require companies to acquire permits, perform monitoring and to treat waste water before discharge to the waters of the United States or a Publicly Owned Treatment Works.

•
The Occupational Safety and Health Act of 1970, including the Hazard Communication Standard, and related regulations, require the labeling of hazardous substance containers, the supplying of Material Safety Data Sheets ("MSDS") on hazardous products to customers and hazardous substances the employee may be exposed to in the workplace, the training of the employees in the handling of hazardous substances and the use of the MSDS, along with other health and safety programs.

•
The Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated thereunder, requires certain procedures regarding the treatment, storage and disposal of hazardous waste.

•
The Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, and the regulations promulgated thereunder, require notification of certain chemical spills and notification to state and local emergency response groups of the availability of MSDS and the quantities of hazardous materials in the Company's possession.

•
The Toxic Substances Control Act of 1976 requires reporting, testing and pre-manufacture notification procedures for certain chemicals.  Exemptions are provided from some of these requirements with respect to chemicals manufactured in small quantities solely for research and development use.

•
The Department of Transportation has promulgated regulations pursuant to the Hazardous Materials Transportation Act, referred to as the Hazardous Material Regulations, which set forth the requirements for hazard labeling, classification and packaging of chemicals, shipment modes and other goods destined for shipment in interstate commerce.

We engage principally in the business of selling products which are not foods or food additives, drugs or cosmetics within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act").  Nevertheless, the chemicals used to produce our medical diagnostic stains have a methanol base and generally are classified as hazardous materials the use of which subjects us to one or more of the regulatory schemes described above.  Additionally, our manufacturing and shipping operations are heavily regulated by federal, state and local environmental, health and safety authorities.  We are subject to the FDA's cGMP standards and applicable Occupational Safety and Health Administration ("OSHA") regulations.  Representatives of the FDA periodically conduct inspections at our facilities regarding the cleanliness and safety standards followed in the manufacturing process. Moreover, representatives of OSHA periodically conduct inspections of our facilities for compliance with applicable safety and health regulations.  The violation of some or all of these regulations could materially and adversely affect the Company and its operations.

Business Development

We continue to define our business plan and marketing strategy.  We are currently developing and we plan to market a new product line for monitoring and providing assistance to mobile and homebound seniors and the chronically ill, including those who may require a personal assistant to check up on them during the day to ensure their safety and well being and know where they are at all times.

Under our developing business model, we expect that the majority of our customers will be seniors who are mobile and want "peace of mind" knowing that their location is known at all times and that they can request assistance at anytime.  Customers will purchase a device and pay a monthly subscription for services.  Different services range from requesting emergency services to receiving calls throughout the day from the monitoring center to remind them of specific events and ensuring their health and state of mind.  When an elderly person falls or is in need of help, the longer the patient waits for emergency help, the higher the hospitalization costs and the higher the mortality rate. By subscribing to our services, a subscriber will have access to a monitoring center advisor who can immediately contact emergency services and provide turn by turn directions on how to reach the subscriber in the event of an emergency.

In the future, we plan to monitor vital signs of the elderly and alert the patient and appropriate family members and emergency personnel when abnormal vitals are identified at the monitoring center.   We plan to integrate third party bio-medical sensors to capture specific vital signs such as glucose, blood pressure, and SPO2 and transmit the measurements to the monitoring center.

With U.S healthcare costs spiraling upward, cost containment is a primary issue facing the industry.  This pressure will only intensify during the 21st century as the baby-boom generation is aging.  Currently, 35 million Americans are 65 years of age or older and this number is projected to increase to 54 million by the year 2020.  By that year, 1 in 6 Americans will be over the age of 65 and by the middle of the century, the number of elderly could reach 79 million people, more than double its present size.  With an aging population and the fact that 80% of healthcare costs occur in the last two years of life, viable cost saving options are needed.

In addition to the aging, approximately one in every four Americans suffers from a chronic illness that tends to become more severe and prominent with age.  The demographics of chronic illnesses are over 15 million people with diabetes, close to 14 million with coronary heart disease, and over 10 million with osteoporosis.  Various industry studies have been conducted showing the cost savings that are attributed to the daily monitoring of the chronically ill.

We believe through the technologies that we have and plan to work on, that we can enhance the life of the elderly and enable them to live a more "normal" life style by being mobile and providing peace of mind knowing that their vital signs are being monitored and their location is known at all times.  We can immediately communicate with the patient and emergency personnel in times of need and communicate the patient’s location and medical history.

The monitoring center will be staffed around the clock with advisors that will receive calls originating from the product.  There will be two ways in which the advisor at the monitoring center will be engaged.

•	Patients manually pushing the “need help” button from the product and thus requesting assistance.

•
The product recognizes an abnormal condition and alerts the monitoring center of the situation.  Such situations could be: fall detection, abnormal vital signs received from a third party bio-medical sensor.

Research and Development

PERS

We are developing a line of personal emergency response systems, or PERS, known as home devices that connect the user to a 24-hour call center with the push of a button. The transmitter is typically worn on a neck pendant or wristband, and it sends a signal to a receiver that's connected to the home telephone line. When the patient pushes the button, the staff at the call center evaluates the situation, deciding whether to call an ambulance or a designated friend or family member. With most PERS setups, the patient can talk with the call center staff from anywhere in the house.  Typical problems are that the patient is too far away from the home communication device and the monitoring center personnel cannot hear the patient with advanced dementia who may not know to push the button in an emergency.  The system is also of no value when the patient is away from the home.

GPS Location Services / Cellular Services

There are many products that provide GPS tracking integrated with cellular services.  These products and services can be found in the transportation industry for vehicle and asset tracking and sports industry.

We are working to integrate the PERS and GPS location/Cellular services together and provide a comprehensive solution for the senior market.  We are working with strategic partners to design, develop and deliver a water resistant watch that interfaces with a GPS/Cellular communications device and transmits GPS location and a voice call to our monitoring center.  We have not made a selection on the GPS/Communications device as of yet.  This decision will be made after evaluating the results of the prototype phase.  Additional strategic partners will develop the prototypes.

Currently, there are separate products on the market that provide service to the Personal Emergency Response (PERS) industry and products that provide geographical locations, and clinical health parameters.  However, we believe that no product on the market today has successfully integrated both products together to provide a service.  We feel that it is imperative to bring such a solution to the market.

We plan to develop end user products and a monitoring center application and infrastructure to interface with the patient and the monitoring center advisors.

During the fiscal year ended September 30, 2007, we spent $144,135 on research and development.  We expended $494,705 on research and development from October 1, 2007 through June 30, 2008.  Research and development has taken place on a GPS/Cellular communications device and on a water resistant watch that will detect falls, and consist of a speaker and microphone.  The watch will be universal for women and men with an adjustable strap.

The monitoring center and the related products will be developed by our team and the following strategic partners:

Rocketship Inc.

Rocketship Inc. is a product development firm located in the Provo City Center just 30 miles south of Salt Lake City, Utah. Their multi-disciplinary team of product development specialists works with clients to turn ideas into marketable products.  Rocketship Inc. employs industrial designers, mechanical and manufacturing engineers, and marketing specialists who work to bridge the gap from ideation to end product. Initial concepts based on research, creativity, and experience are honed with advanced computer modeling and mechanical construction, evolving product ideas from concept to reality.

VPI Engineering, Inc.

Visionary Products Inc. (“VPI Engineering”) is a privately held professional engineering services and product development company. VPI Engineering was founded in cooperation with the Center for Self Organizing Intelligent Systems at Utah State University.  From this academic research footing, VPI Engineering has built a company that highly values research, professional services, and state-of-the-art design.  Located in the Salt Lake City, Utah area, VPI Engineering has access to a wide variety of technology and support partners that continue to help us in our mission to provide excellent engineering services.  Projects undertaken by VPI Engineering range from full product development to project design support and system sub-component design.

Falcom Inc.

A German enterprise, Falcom seeks to respond to the ever-changing wireless communications market quickly and flexibly.  Falcom designs, develops and produces short-term solutions intended to meet the growing demands of the industry.

HTC Corp.

HTC Corp. (“HTC”; TAIEX: 2498) produces powerful handsets that it claims continually push the boundaries of innovation to provide true mobile freedom.  HTC is one of the fastest-growing companies in the mobile sector and has achieved remarkable recognition over the past couple of years. Business Week ranked HTC as the second best performing technology company in Asia in 2007 as well as giving the company the number 3 spot in its Global listing in 2006.  Since launching its own brand 18 months ago the company has introduced dozens of HTC-branded products around the world.  HTC is known for its innovation. It is constantly broadening the range of devices it offers – introducing devices to support specific applications and new form factors that meet the increasingly diverse needs of its customers and partners.  HTC's product portfolio offers easy-to-use solutions that embrace the full range of mobile multimedia resources, wireless anytime and Internet on the go.

Competition in Personal Emergency Response System (PERS) Markets

We have identified the following entities that appear to compete directly in one or more of our markets.  Note that all these entities target the senior that is confined to the home, as opposed to our intended customer who is typically more mobile:

•	ADT – specializing in home security, they offer a pendent device/home communications station.

•	Alertone – offers a wristband and pendent device / home communications device.

•	American Medical Alarms – offers a pendent device/home communications device.

•	Life Alert – offers a pendent device/home communications device.

•
Lifeline – owned by Philips is the largest provider in the industry with over 500,000 subscribers.  Offers a pendent device/home communications station.  They also send out pages to family members or caregivers when the monitoring center receives an alarm.

•	Life Station – offers a wristband, belt clip, pendent devices / home communications station.

•
Rescue Alert – offers a pendent device/home communications station.  Claims to have the best panic button range of 600 feet to the home communication device.   Monitoring center that is staffed with certified EMT advisors.

Dependence on Major Customers

During fiscal years ending September 30, 2007 and 2006, the Company had sales to an entity which represented more than 10% of its revenues.  The customer accounted for approximately 30% ($199,210) and 34% ($228,437) of sales for the year ended September 30, 2007 and 2006, respectively.  No other customer accounted for more than 10% of sales.  The loss of this customer may result in lower revenues and limit the cash available to grow our business and to achieve profitability.  We have no arrangements or contracts with this customer that would require it to purchase a specific amount of product from us.   Almost 80% of our sales are accomplished through medical supply distributors who carry a large range of products for medical laboratories.  We expect that this dependence will be significantly reduced as our new products and services come to market.

Employees

We have seven full-time employees and one part-time employee.  We will, as needed, hire additional employees or sub-contract the balance of our personnel requirements through independent contractors.  The Company's manufacturing operations do not require specially-skilled employees and we believe that we will be able to satisfy our labor requirements for the foreseeable future.  None of our employees are represented by a collective bargaining arrangement, and we believe our relationship with our employees is good.

The Distribution

RemoteMDx intends to distribute to its shareholders on a pro-rata basis all shares of the Company’s common stock held by it in a transaction referred to in this registration statement as the “distribution.”  Prior to the distribution and until it is completed, the Company is a subsidiary of RemoteMDx.  In connection with the distribution, the 1,416,667 shares of the Company’s common stock held directly by RemoteMDx will be distributed pro rata to the shareholders of RemoteMDx who own RemoteMDx common stock as of the close of trading on the record date.  No fractional shares will be issued.  Fractional shares, if any, will be rounded up to the nearest whole share and the Company has agreed to issue up to 5,000 shares in lieu of such fractional shares.  Following the completion of the distribution, the shareholders of RemoteMDx, as a group, will hold the same percentage of the issued and outstanding common stock of the Company that RemoteMDx held immediately prior to the distribution; the ownership interests of our shareholders other than RemoteMDx will not be affected or changed materially as a result of the distribution. RemoteMDx will no longer beneficially own any shares of our common stock following the distribution.  The shares distributed by RemoteMDx will be publicly traded securities; however, no market for our securities exists at this time, and there is no assurance that a market will exist for our common stock following the distribution.

Properties

We lease premises consisting of approximately 11,500 square feet of laboratory and office facilities located at 5095 West 2100 South, West Valley City, Utah.  These premises also serve as the manufacturing, warehouse and shipping facilities for the Company.  This lease expires in November 2010 with monthly base rent of $5,750, subject to annual adjustments according to changes in the Consumer Price Index.  Management believes the facilities described above are adequate to accommodate presently expected growth and needs of our operations.  As we continue to grow, additional facilities or the expansion of existing facilities likely will be required.

SELECTED FINANCIAL DATA

The following table presents summary financial data as of the dates and for the periods indicated. The summary Balance Sheet data as of September 30, 2007 and 2006, and the summary Statement of Operations data and other financial data for each of the fiscal years in the three-year period ended September 30, 2007 have been derived from the audited financial statements of the Company included elsewhere in this prospectus. The summary historical financial data as of and for the nine months ended June 30, 2008 and 2007, have been derived from the unaudited condensed financial statements included elsewhere in this prospectus. The unaudited condensed financial statements include all adjustments which we consider necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented.  Results for the nine months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the full year ending September 30, 2008.

You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the accompanying notes included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following financial data.

	Fiscal Years Ended September 30,			Nine Months Ended June 30,
	2005	2006	2007	2007	2008
Statement of Operations Data:
Net revenue	$572,632	$678,541	$655,331	$493,426	$467,148
Cost of goods sold	386,528	370,468	485,732	279,284	365,855

Gross profit	186,104	308,073	169,599	214,142	101,293
Operating expenses:
Research and development	-	-	144,135	2,329	494,705
General and administrative	149,649	376,274	529,684	576,466	876,760

Total operating expenses	149,649	376,274	673,819	578,795	1,371,465

Operating income (loss)	36,455	(68,201)	(504,220)	(364,653)	(1,270,172)
Total other income (loss), net	-	(21)	11,765	10,992	8,819

Net income (loss) before income taxes	36,455	(68,222)	(492,455)	(353,661)	(1,261,353)
Benefit from income taxes	-	-	-	-	-

Net income (loss)	$36,455	$(68,222)	$(492,455)	$(353,661)	$(1,261,353)

Basic and diluted net loss per share	$0.01	$(0.02)	$(0.10)	$(0.08)	$(0.15)

Shares used in computing basic and diluted net loss per share	4,166,500	4,166,500	4,885,000	4,568,000	8,180,000

	September 30		June 30, 2008

	2007	2006
Consolidated Balance Sheet Data:
Cash and cash equivalents	$752,404	$2,489	$1,292,405
Working capital	864,568	137,739	1,285,490
Total assets	984,331	216,818	2,235,562
Deferred revenue	-	-	-
Accumulated deficit	(362,058)	130,397	(1,623,411)
Total stockholders equity	$788,359	$130,814	$2,075,339

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. Our actual results and the timing of selected events discussed below could differ materially from those expressed in, or implied by, these forward-looking statements.

Overview

The Company sells medical diagnostic stains and equipment to laboratories throughout the United States.  The business strategy now and following the distribution, includes the following elements:

•
Acquire Complementary Businesses, New Products and Technologies. The Company intends to evaluate potential acquisitions of distributors and complementary products and businesses from time to time and to consummate transactions in those situations where there is an appropriate economic and strategic fit.

•
Expand Distribution.  The Company intends to increase our distribution base through the acquisition of distributors and through agreements with independent distributors.  The Company expects to increase sales through the addition of more focused and committed sales personnel who work only for the Company, thereby eliminating the significant mark-ups presently paid to independent distributors.  The payroll and related costs of in-house sales personnel will offset to some degree the savings expected to be achieved from eliminating the mark-up associated with the use of an outside sales force.

•
Develop Broader Product Lines.  The Company offers over 70 products in four major product lines in an effort to serve effectively a diverse and highly decentralized industry. The Company believes that its products economically and reliably address the needs of medical diagnosticians and laboratory technicians.  Nevertheless, the Company believes that we can improve revenue-generating capacity by adding to its existing product line.  The Company is also developing a line of products and services for the medical health monitoring of seniors and others.

•
Offer Top Quality Products.  The Company constantly strives to offer products with the greatest purity and reliability possible through our quality control system.  The Company intends to continue to assure the quality of its product line.

•
Outsource Non-Stain Manufacturing.  To minimize capital requirements associated with the manufacture of products other than stains, solutions and other chemicals, the Company intends to continue to take advantage of strategic alliances with third-party manufacturers.

Recent Developments

Since its inception, the Company has financed operations exclusively through equity security sales and short-term debt. The Company may need to raise cash through additional equity sales at some point in the future in order to sustain operations. Accordingly, if our revenues continue to be insufficient to meet our needs, we will attempt to secure additional financing through traditional bank financing or a debt or equity offering; however, because of the start-up nature of the Company and the potential of a future poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our continuing plan of operations. There can be no assurance that we will be able to obtain financing on satisfactory terms or at all, or raise funds through a debt or equity offering. In addition, if we only have nominal funds with which to conduct our business activities, this will negatively impact the results of operations and our financial condition.

Critical Accounting Policies

Our significant accounting policies are summarized in Note 2 of our audited financial statements for the fiscal years ended September 30, 2007 and 2006, included elsewhere in this prospectus. There have been no significant changes in our significant accounting policies during the nine months ended June 30, 2008.

In accordance with SEC guidance, those material accounting policies that we believe are the most critical to an investor's understanding of our financial results and condition are discussed below.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period.  By their nature, these estimates and judgments are subject to an inherent degree of uncertainty.  On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue recognition, and income taxes.  We base our estimates on historical experience and other facts and circumstances that are believed to be reasonable and the results provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.

With respect to concentration of credit risk, allowances for doubtful accounts receivable, inventories, impairment of assets, revenue recognition, and research and development, those material accounting policies that we believe are critical to an understanding of our financial results and condition are as follows:

Concentration of Credit Risk

The Company has cash in bank accounts that, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.

In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.  The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectability of all accounts receivable.

The Company had sales to entities which represent more than 10% of revenues as follows for the nine months ended June 30, 2008 and 2007:

	June 30, 2008	June 30, 2007
Thermo Fisher Scientific, Inc.	$ 116,042	$ 153,852
Cardinal Health Medical	$ 61,876	42,395

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories.  Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.  A trade receivable is considered to be past due if any portion of the receivable balance has not been received by the contractual pay date.  Interest is not charged on trade receivables that are past due.

Inventories

Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out ("FIFO") method. Inventories consists of raw materials, work-in-process, and finished goods.  Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technological innovation, it is possible that estimates of the net realizable value could change in the near term.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, typically three to seven years.  Leasehold improvements are amortized over the shorter of the estimated useful lives of the asset or the term of the lease.  Expenditures for maintenance and repairs are expensed while renewals and improvements over $500 are capitalized.  When property and equipment are disposed, any gains or losses are included in the results of operations.

Revenue Recognition

The Company’s revenue has historically been from two sources: (i) diagnostic equipment product sales; and (ii) sales of medical diagnostic stains.

Diagnostic Equipment Product Sales

Although not the focus of the Company’s business model, the Company sells its diagnostic equipment devices in certain situations. The Company recognizes product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured.

Medical Diagnostic Stain Sales

The Company recognizes medical diagnostic stains revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the products, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured.

Shipping and handling fees are included as part of net sales. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of goods sold.

Research and Development Costs

All expenditures for research and development are charged to expense as incurred. These expenditures in both 2007 and 2006 were for the development of a medical home monitoring device and associated services. For the years ended September 30, 2007 and 2006, research and development expenses were $144,135 and $0, respectively.

Results of Operations

Fiscal Years Ended September 30, 2007 and 2006

Net Sales

During the fiscal year ended September 30, 2007, we had net sales of $655,331 compared to $678,541 in fiscal year 2006 and $572,632 in fiscal year 2005.  The decrease from 2006 to 2007 was due primarily to existing customers ordering less product during the year.

Cost of Goods Sold

Cost of goods sold totaled $485,732 in fiscal 2007, compared to $370,468 for the year ended September 30, 2006, and $386,528 for the year ended September 30, 2005.  This increase was due primarily to an increase of direct labor costs.

Research and Development Expenses

During the fiscal year ended September 30, 2007, the Company incurred research and development expenses of $144,135 compared to $0 during the fiscal year ended September 30, 2006 and 2005. The research and development expenses of $144,135 relate primarily to the development of home medical monitoring products for the home health market.

Selling, General and Administrative Expenses

During the fiscal year ended September 30, 2007, the Company’s selling, general and administrative expenses totaled $529,684, compared to the prior fiscal year of $376,274, and $149,649 in fiscal year 2005.  The increase in 2007 is the result of an increase in consulting of $30,500, contract labor of $13,823, insurance of $39,189, outside services of $10,784, payroll of $105,945, rent of $11,952, travel of $11,406, and other selling, general, and administrative expenses of $34,597.  Furthermore, the increase of $153,410 was offset by a decrease in advertising of $1,118, overhead allocation to cost of sales of $99,327, supplies of $1,682, and other selling, general, and administrative expenses of $2,659.

Other Income and Expense

During the fiscal year ended September 30, 2007, interest income was $11,765, compared to $0 in fiscal year 2006 and 2005.  The increase in interest income was due to the Company’s sale of its own common shares and the deposit of the proceeds from the sale of the securities in interest-bearing accounts with banks.

Net Loss

The Company had a net loss for the year ended September 30, 2007, totaling $492,455, compared to a net loss of $68,222 for fiscal year 2006, and net income of $36,455 for fiscal year 2005.  This increase in net loss is due primarily to an increase in direct labor costs, research and development, and selling, general, and administrative expense in the most recent fiscal year as described above.

Results of Operations

Fiscal Nine Months Ended June 30, 2008 and 2007

Net Sales

During the nine months ended June 30, 2008, we had net sales of $467,148 compared to $493,426 for the nine months ended June 30, 2007, a decrease of approximately 5%.  The decrease in sales was due primarily to a temporary stop in production due to a fire at the manufacturing facility during the nine months ended June 30, 2008  The facility is now operating and the Company does not believe the results from the fire will impact future periods.

Cost of Goods Sold

Cost of goods sold totaled $365,855 for the nine months ended June 30, 2008, compared to $279,284 for the nine months ended June 30, 2007, an increase of $86,571 or approximately 31% from the prior fiscal year. This increase was due primarily to damaged inventory from a fire at the manufacturing facility during the nine months ended June 30, 2008.

Research and Development Expenses

During the nine months ended June 30, 2008, the Company incurred research and development expenses of $494,705 compared to $2,329 during the nine months ended June 30, 2007. The research and development expenses in 2008 relate primarily to the development of the home medical monitoring products for the home health market.

Selling, General and Administrative Expenses

During the nine months ended June 30, 2008, the Company’s selling, general and administrative expenses totaled $876,760, compared to the nine months ended June 30, 2007 totaling $576,466, an increase of $300,294 or approximately 52%.  The increase in 2008 is primarily from the increase of consulting of $369,500, legal of $27,317, payroll and taxes of $54,370, telephone of $3,003, and other selling, general, and administrative expenses of $21,484.  Furthermore, the increase was offset by a decrease in contract labor of $21,216, insurance of $60,017, outside services of $10,918, overhead allocation to cost of sales of $63,000, printing of $8,092, travel of $5,519, and utilities of $3,234 and other selling, general, and administrative expenses of $3,384.

Other Income and Expense

During the nine months ended June 30, 2008, other income and interest income totaled $8,819, compared to $10,992 for the nine months ended June 30, 2007.

Net Loss

The Company had a net loss for the nine months ended June 30, 2008, totaling $1,261,353, compared to a net loss of $353,661 for nine months ended June 30, 2007.  This increase in net loss of $907,692 is due primarily to an increase in research and development and consulting costs.

Inflation

Inflation has not had a material effect on the Company’s results of operations for the two most recent fiscal years.  Inflation has become an increasing concern in the economy of the United States in recent months, however, due in large part to rising prices of crude oil and related products.  There can be no assurance that inflation will not have a negative effect on the Company’s business and results of operations in future periods.

Liquidity and Capital Resources

Fiscal Years ended September 30, 2007 and 2006

The Company has not historically financed operations entirely from cash flows from operating activities.  During the year ended September 30, 2007, the Company supplemented cash flows with funding from the sale of equity securities.

At September 30, 2007, the Company had unrestricted cash of $752,404, compared to cash of $2,489 at September 30, 2006. At September 30, 2007, the Company had working capital of $864,568, compared to working capital of $137,739 at September 30, 2006.

During fiscal year 2007, the Company’s operating activities used cash of $463,068, compared to $131,355 cash used in 2006.

Investing activities for the year ended September 30, 2007, used cash of $35,841, compared to $20,473 of cash used by investing activities in the year ended September 30, 2006.

Financing activities for the year ended September 30, 2007, provided $1,248,824 of net cash compared to $27,961 of net cash provided by financing activities in the year ended September 30, 2006.

During fiscal year 2007, the Company incurred a net loss of $492,455 and negative cash flows from operating activities of $463,068, compared to a net loss of $68,222 and negative cash flows from operating activities of $131,355 for the year ended September 30, 2006.  As of September 30, 2007, the Company’s working capital was $864,568 and the Company had an accumulated deficit of $362,058 and total stockholders’ equity of $788,359.

Liquidity and Capital Resources

Nine Months ended June 30, 2008 and 2007

As of June 30, 2008, the Company had unrestricted cash of $1,292,405 and working capital of $1,285,490, compared to unrestricted cash of $752,404 and working capital of $864,568 as of September 30, 2007.  For the nine months ended June 30, 2008, the Company's operating activities used cash of $784,877, compared to $314,031 of cash used in operating activities for the nine months ended June 30, 2007.

The Company used cash of $11,852 for investing activities during the nine months ended June 30, 2008, compared to $15,879 of cash used in investing activities for the nine months ended June 30, 2007.

The Company's financing activities for the nine months ended June 30, 2008, provided cash of $1,336,730 compared to $1,154,742 for the nine months ended June 30, 2007. For the nine months ended June 30, 2008, the Company had net proceeds of $2,198,333 from the sale of equity securities and proceeds of $625,397 from a related-party note.  Cash decreased by $1,487,000 due to payments made on a related-party note and funds lent to the Company’s former parent, RemoteMDx.  Cash provided by financing activities was used to fund operating activities and purchase monitoring equipment.

The Company incurred a net loss of $1,261,353 for the nine months ended June 30, 2008 and cash used in operations of $784,877.  In addition, the Company has an accumulated deficit of $1,623,411.  These factors, as well as the risk factors set out in the Company's S-1 registration statement raise substantial doubt about the Company's ability to continue as a going concern. The condensed financial statements included in this Report do not include any adjustments that might result from the outcome of this uncertainty.  The Company’s plans with respect to this uncertainty are to increase revenues and to raise additional capital through the sale of equity or debt securities.  There can be no assurance that revenues will increase rapidly enough to deliver profitable operating results and pay the Company’s debts as they come due.  There can be no assurances that the Company will be successful in raising additional capital from the sale of equity or debt securities.  If the Company is unable to increase cash flows from operating activities or obtain additional financing, it will be unable to continue the development of its business and may have to cease operations.

Recent Accounting Pronouncements

Financial Accounting Standard No. 157–Fair Value Measurements

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The statement defines fair value as the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that should be determined using assumptions that market participants would use in pricing an asset or liability. The statement establishes a three-level hierarchy to prioritize the inputs used in measuring fair value.

In February 2008, the FASB issued FASB Staff Position 157-b, or FSP 157-b, which delayed the effective date of SFAS 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 and FSP 157-b are effective for financial statements issued for fiscal years beginning after November 15, 2007. We have elected a partial deferral of Statement 157 under the provisions of FSP 157-b and, effective January 1, 2008, we adopted SFAS 157 for those assets and liabilities that are remeasured at fair value on a recurring basis. Our partial adoption of SFAS 157 did not have a material effect on our consolidated financial statements as of and for the nine months ended June 30, 2008.

Financial Accounting Standard No. 159–The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or FAS 159. FAS 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. FAS 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first re-measurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. We have elected not to apply the fair value option to any eligible assets or liabilities held as of September 30, 2007 or for any eligible assets or liabilities arising during the nine months ended June 30, 2008.

Financial Accounting Standard No. 160–Noncontrolling Interests in Consolidated Financial Statements–an Amendment of Accounting Research Bulletin No. 51

In December 2007, the FASB issued Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements–an Amendment of Accounting Research Bulletin No. 51, or FAS 160. FAS 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. FAS 160 is effective for fiscal years beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. We do not believe that FAS 160 will have any material impact on our consolidated financial statements.

Financial Accounting Standard No. 141(revised 2007)–Business Combinations (Revised)

In December 2007, the FASB issued Financial Accounting Standard No. 141(revised 2007), Business Combinations, or FAS 141(R). FAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) applies to all transactions or other events in which the reporting entity obtains control of one or more businesses, including those sometimes referred to as "true mergers" or "mergers of equals" and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We do not believe that FAS 141(R) will have any material impact on our consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, or SAB 110. SAB 110 expresses the views of the staff regarding the use of a "simplified" method, as discussed in SAB No. 107, Share-Based Payment, in developing an estimate of the expected term of "plain vanilla" share options in accordance with SFAS No. 123(R). We do not expect SAB 110 to have a material impact on our results of operations or financial condition.

Going Concern

The factors described above, as well as the risk factors listed above raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements included in this report do not include any adjustments that might result from the outcome of this uncertainty.  Our plan with respect to this uncertainty is to focus on sales of our reagent products and completing strategic acquisitions and business combinations, and to raise capital through the offer and sale of our equity securities.  There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay debts.  Likewise, there can be no assurance that the Company will be successful in raising additional capital from the sale of equity or debt securities.  If the Company is unable to increase revenues or obtain additional financing, it will be unable to continue the development of its products and would likely cease operations.

PROPERTY

We lease premises consisting of approximately 11,500 square feet of laboratory and office facilities located at 5095 West 2100 South, West Valley City, Utah.  These premises also serve as the manufacturing, warehouse and shipping facilities for the Company.  This lease expires in November 2010 with monthly base rent of $5,750, subject to annual adjustments according to changes in the Consumer Price Index.  Management believes the facilities described above are adequate to accommodate presently expected growth and needs of our operations.  As we continue to grow, additional facilities or the expansion of existing facilities likely will be required.

LEGAL PROCEEDINGS

   The Company is not involved in any legal proceedings which management believes will have a material effect upon the financial condition of the Company, nor are any such material legal proceedings anticipated.

   We are not aware of any contemplated legal or regulatory proceeding by a governmental authority in which we may be involved.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors and their ages at June 30, 2008:

Name	Age	Position

James J. Dalton	66	Chairman (Director) and Chief Executive Officer
James G. Carter	69	Director
William K. Martin	66	Director
Michael G. Acton	45	Chief Financial Officer, Secretary-Treasurer

James Dalton – Chief Executive Officer and Chairman

Mr. Dalton joined us as a director on October 1, 2004.  He has been Chief Executive Officer and Chairman since June 16, 2008.  Mr. Dalton is also a director of RemoteMDx, where he was President from August 2003 until June 2008.  Prior to joining RemoteMDx, Mr. Dalton was the owner and President of Dalton Development, a real estate development company.  He served as the President and coordinated the development of The Pinnacle, an 86-unit condominium project located at Deer Valley Resort in Park City, Utah.  Mr. Dalton also served as the president and equity owner of Club Rio Mar in Puerto Rico, a 680-acre beach front property that includes 500 condominiums, beach club, numerous restaurants, pools and a Fazio-designed golf course.  He was also a founder and owner of the Deer Valley Club, where he oversaw the development of a high-end, world-class ski project that includes 25 condominiums with a “ski-in and ski-out” feature.  From 1996 to 2000, Mr. Dalton served as an officer and director of Biomune.

James G. Carter - Director

Mr. Carter joined our board in September 2008.  He is the founder and principal of J. Carter Wine & Spirits, Inc. (1989-2002) and is a director and former president of White Beeches Golf & Country Club since 1990.  Mr. Carter's business experience includes Vice President of Sales & Marketing (North America and Caribbean) for Suntory International Corp. (1981-1989), National Sales Director Wines for Austin Nichols & Company, Inc. (1975-1980).  He is a former Councilman and Council President for the Township of Washington (Bergen County, New Jersey).  Mr. Carter attended Villanova University.

William K. Martin - Director

Mr. Martin joined our board in September 2008.  He is a founder/partner/broker of Commerce CRG, an independently owned and operated member of the Cushman & Wakefield Alliance.  Mr. Martin has also been a board member of a number of national and international real estate service firms.  Mr. Martin has also been active in industry organizations and is currently a member of the Economic Development Corporation of Utah and sits on that organization's executive board.  Mr. Martin has a bachelor of science degree from Utah State University in Applied Statistical and Computer Science and has earned the rank of Captain in the United States Air Force (retired).

Michael Acton – Secretary, Treasurer and Chief Financial Officer

Mr. Acton joined us as Secretary-Treasurer at the time of our incorporation.  Since 1999, Mr. Acton has been the Secretary Treasurer of RemoteMDx.  He also served as that company’s Chief Financial Officer from March 2001 until June 2008.  Prior to joining RemoteMDx, Mr. Acton was Chief Executive Officer of Biomune, where he also served as Principal Accounting Officer and Controller. Before joining Biomune, Mr. Acton was employed by Arthur Andersen, LLP in Salt Lake City, Utah, where he performed various tax, audit, and business advisory services. He is a Certified Public Accountant in the State of Utah.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

During the period that the Company was a subsidiary of RemoteMDx, the Compensation Committee of the board of directors of RemoteMDx had responsibility for developing and maintaining an executive compensation policy that created a direct relationship between pay levels and corporate performance and returns to shareholders. The Committee monitored the results of the policy to assure that the compensation payable to the executive officers of RemoteMDx and its subsidiaries provided overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders.  Following the distribution the board of directors of the Company will initially serve as the Company’s compensation committee.  The board will develop the compensation objectives and programs that will govern the compensation of the Company’s executives.

Summary Compensation Table

The following table summarizes the compensation paid to our President for the periods indicated.  No other executive officers were compensated by the Company during the periods indicated.  Following the distribution, the compensation, if any, of our executive officers, including our President, will be determined by our board of directors pursuant to compensation policies and programs developed consistent with the general principles outlined above in “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation[2]	Total
		$	$	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

G. Scott Horrocks President[1]	2006 2007	$125,000 $200,000	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$ 5,106 $14,730	$130,106 $214,730

1.  Mr. Horrocks resigned September 1, 2008.  James Dalton, CEO, is the Company’s new principal executive officer since September 2008.  Mr. Dalton received no compensation from the Company during the fiscal years ended September 30, 2006 and 2007.

2.  Amount indicated included additional compensation for health, dental, and vision insurance paid on employee’s behalf.

Director Compensation

Our directors historically have been compensated by RemoteMDx.  Our current board is comprised of three RemoteMDx board members.  Following the distribution by RemoteMDx as described herein, our directors will be compensated initially by the Company at the rate of $30,000 per year and 25,000 five-year warrants issued at fair-market value.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Transactions with Related Parties

Prior to the distribution, from inception we were a subsidiary of RemoteMDx.  Our officers and directors were appointed by the RemoteMDx board of directors, who also determined the compensation of our president and other officers.  Following the distribution, our directors will be elected by vote of the shareholders as provided in our bylaws and serve until their successors have been appointed and qualified.

In February 2006, the Company sold 1,250,000 shares of common stock to ADP Management Corporation (“ADP Management”), an entity owned and controlled by our Chief Executive Officer and Chairman, James Dalton, and David Derrick, a former director of the Company, for $400,000.  ADP Management subsequently assigned or sold certain of its shares of the Company’s common stock to third parties.  ADP Management is a shareholder of RemoteMDx and will receive common stock in the distribution.  Following the distribution, ADP Management will own approximately 672,437 shares (7.5%) of the issued and outstanding common stock of the Company.  Mr. Dalton will also own common stock of the Company directly and indirectly through his co-ownership of ADP Management, and will continue to serve as a director of both the Company and of RemoteMDx.  See “Security Ownership of Certain Beneficial Owners and Management.”  The purchase of shares by ADP Management was made on the same terms and subject to the same conditions as sales made in the same offering to other investors who were previously unrelated to the Company or RemoteMDx. See “Recent Sales of Unregistered Securities.”

In January 2008, RemoteMDx sold 1,500,000 shares of the Company’s stock then held by it to Futuristic Medical Devices, LLC (“Futuristic”), a shareholder and business associate of RemoteMDx.  As a condition to the sale of the shares of Company common stock to Futuristic, Futuristic granted to RemoteMDx an irrevocable proxy for the sole voting power of all shares of Company common stock owned or to be acquired by Futuristic.  The proxy granted to RemoteMDx by Futuristic was mutually terminated in July 2008.  Futuristic will also receive shares of the Company’s common stock in the distribution with respect to its holdings of RemoteMDx common stock.  As a result, following the distribution, Futuristic will own approximately 1,512,115 shares or approximately 16.8% of the Company’s issued and outstanding common stock.

In October 2004, the Company entered into a Loan Agreement with RemoteMDx.  Under the terms of the Loan Agreement, RemoteMDx made sums available to the Company which were repayable together with interest at an annual rate of 5%.  No amounts were outstanding under the Loan Agreement at June 30, 2008.  In addition, from time to time, the Company has loaned funds to RemoteMDx.  As of June 30, 2008, RemoteMDx owed the Company $734,818 under these arrangements.  This amount is due and payable on December 31, 2009 and bears interest at 5% per annum.

Director Independence

It is anticipated that the Company’s common stock will not initially be traded on any stock exchange.  The Company anticipates that eventually our shares may be quoted on the OTC Bulletin Board (the “Bulletin Board”) or in the “Pink Sheets.”  These systems do not impose standards relating to director independence or the makeup of committees with independent directors, or provide definitions of independence.  Nevertheless, a majority of the members of the Company’s current Board of Directors are independent under the NASDAQ Marketplace Rules and those standards applicable to companies trading on NASDAQ.

Specifically, in order to qualify as independent, the director must not:

-	have been any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

-
have accepted or have a family member who accepted any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service;

-	be a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

-
be, or have a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more:

-
be, or have a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

-
be, or have a family member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In connection with the distribution, the 1,416,667 shares of the Company’s common stock held directly by RemoteMDx will be distributed pro rata to the shareholders of RemoteMDx who own RemoteMDx common stock as of the record date.  Additional shares (up to 5,000) may be issued in lieu of fractional shares.  Shareholders of RemoteMDx owning shares as of the close of business on the record date will, unless they subsequently transfer such shares prior to the ex dividend date, receive one share of our common stock for every 108 shares of RemoteMDx shares held at the record date (subject to adjustment in the event of a stock split or reverse split of RemoteMDx common stock prior to the date of distribution).  Following the distribution, the shareholders of RemoteMDx, as a group, will continue to beneficially own approximately 17% of the issued and outstanding shares of the Company’s common stock.  RemoteMDx will no longer own any shares of our common stock following the distribution.  The disposition of shares in the distribution will not materially increase the number of shares of common stock issued and outstanding.

The following tables set forth certain information on a pro forma basis regarding beneficial ownership of the Company's common stock after giving effect to the distribution of 1,421,667 shares of common stock in the distribution (i) by each person (or group of affiliated persons) who is expected by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) by each director and executive officer of the Company, and (iii) by all of the directors and executive officers of the Company as a group.

Security Ownership of Certain Beneficial Owners

The following table sets forth information for any person (including any “group”) who is known to us to be the beneficial owner of more than 5% of our common stock following the distribution, other than the named executive officers or directors of the Company.

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common	Futuristic Medical Devices, LLC 154 Rock Hill Road Spring Valley, NY 10977	1,512,115	16.8%
	ADP Management Corporation 1401 N. Hwy 89 Suite 220 Farmington, Utah 84025	672,437	7.5%
	Wilford W. Kirton 39 Hoe Street Paia, HI 96779	666,667	7.4%
	Schwartz Group, LLC 735 Wythe Avenue Brooklyn, NY 11211	625,000	7.0%
	FG Elysian, LLC 2215 York Road, Suite 414 Oak Brook, IL 60523	625,000	7.0%

Security Ownership of Management

The following table sets forth information as to the voting securities beneficially owned by all directors and nominees named therein, each of the named executive officers, and directors and executive officers as a group following the distribution.

Title of Class	Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common	James Dalton (1)	704,144	7.8%
	James G. Carter (2)	0	0.0%
	William K. Martin (3)	593,750	6.6%
	Michael G. Acton (4)	133,498	1.5%
	Officers and Directors as a Group (4 persons) (5)	1,090,838	12.1%

(1)	Mr. Dalton is a member of the board of directors and the CEO of the Company. Includes 672,437 shares of common stock held in the name of ADP Management, an entity controlled by Mr. Dalton.

(2)	Mr. Carter is a director.

(3)	Mr. Martin is a director. Includes 593,750 shares of common stock held in the name of Zenith Holding, LTD, and entity controlled by Mr. Martin.

(4)	Mr. Acton is the Chief Financial Officer of the Company.

(5)	Duplicate entries eliminated.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock, no par value per share.  In February 2007, the Company effected a forward split of its issued and outstanding shares, converting 1,000,000 shares of common stock issued and outstanding as of February 16, 2007 into 8,333,333 shares of common stock. In September 2008, the Company effected a reverse split of its issued and outstanding shares, converting every two shares outstanding into one share of common stock.

As of June 30, 2008, there were 8,982,639 shares of common stock outstanding, held of record by 54 shareholders.  RemoteMDx has approximately 3,300 shareholders of record.  In the distribution, RemoteMDx will distribute 1,416,667 shares of the Company’s common stock to the RemoteMDx shareholders at a ratio of one share of Company common stock for every 108 shares of RemoteMDx common stock held by such shareholders as of the close of trading on the record date (subject to adjustment under certain conditions).  Following the distribution of the 1,416,667 shares of our common stock, RemoteMDx will no longer own, beneficially or otherwise, any shares of our stock and will have no continuing interest in the Company as a shareholder.

In authorizing the distribution, the board of directors of RemoteMDx stipulated that no fractional shares would be issued to current RemoteMDx shareholders in the distribution.  In lieu of the issuance of any fractional shares that would result from the distribution of the Company’s shares to RemoteMDx shareholders on a pro-rata basis, the board of directors of RemoteMDx and the Company’s board of directors provided that the Company will issue to any shareholder that would otherwise have received fractional shares one whole share, the additional shares thereby issued being taken from the authorized but theretofore unissued shares of common stock of the Company.  Accordingly, immediately after the distribution, the Company will have approximately 3,354 shareholders of record and a maximum of approximately 8,987,639 shares outstanding.

Holders of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the board of directors out of funds legally available for such dividends. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preferences granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All the outstanding shares of common stock are, and the common stock to be distributed by RemoteMDx hereby, when issued, will be validly issued, fully paid and non-assessable.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of undesignated preferred stock, no par value per share.  Pursuant to the Company's Articles of Incorporation, the Company's board of directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock and fix the number of shares of each such series and determine the preferences, limitations and relative rights of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.

Anti-Takeover Provisions

Certain provisions of the Company’s Articles of Incorporation and Bylaws, as each will be in effect as of the date of distribution, and of applicable Utah State Corporation Law, have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Company’s board of directors. Specifically, Article VIII of the Articles of Incorporation provides that the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the voting stock of the Company is required for approval of the following types of transactions:

•
Merger or consolidation of the Company with another entity if the other entity or its affiliates are directly or indirectly the beneficial owners of more than 10% of the total voting power of all of the outstanding shares of the Company’s voting stock (defined as a “Related Corporation”), or

•	The sale or exchange of all or substantially all of the Company’s assets to a Related Corporation, or

•
The issuance or delivery of the Company’s stock or other securities in exchange or payment for any properties or assets or the securities of a Related corporation or the merger of any affiliate of the Company with or into a Related Corporation or any of its affiliates.

Any amendment of Article VIII requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the Company’s voting stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Articles of Incorporation of  the Company include a provision authorized under Section 16-10a-841 of the Utah Amended Business Corporations Act (the “Utah Act”) eliminating the liability of a director of the Company to the Company or to its shareholders for monetary damages for any action taken or any failure to take action as a director, except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Company or the shareholders, (c) a violation of the provisions of the Utah Act barring unlawful distributions of corporate assets or property, or (d) an intentional violation of criminal law.

Under Section 16-10a-902 of the Utah Act, a corporation may indemnify a past or present director against liability incurred in a proceeding if (1) the director conducted himself in good faith, (2) the director reasonably believed that his conduct was in, or not opposed to, the corporation's best interest, and (3) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; provided, however, that a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or (ii) in connection with any other proceeding charging improper personal benefit to him in which he is adjudged liable on the basis that personal benefit was improperly received by him.

In addition, pursuant to Section 16-10a-903 of the Utah Act, unless limited by the articles of incorporation, a corporation is required to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he is party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.  Section 16-10a-907 extends similar rights of indemnification and advancement of expenses to officers of the corporation, as well as employees, fiduciaries and agents.

Under 16-10a-905 of the Utah Act, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract. Unless the corporation's articles of incorporation provide otherwise, Section 16-10a-905 of the Utah Act permits a court in certain circumstances to order the payment of indemnification to a director, whether or not he met the applicable standard of conduct, if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In November 2001, the Company’s board of directors agreed that the Company would indemnify officers and directors of the Company against personal liability incurred by them in the conduct of their duties for the Company.  In the event that any of the officers or directors of the Company are sued or claims or actions are brought against them in connection with the performance of their duties and the individual is required to pay an amount, the Company will immediately repay the obligation together with interest thereon at the greater of 10 percent per year or the interest rate of any funds borrowed by the individual to satisfy their liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Durham, Jones & Pinegar, P.C., Salt Lake City, Utah.

EXPERTS

Our financial statements for the fiscal years ended September 30, 2007 and 2006, appearing in this prospectus and Registration Statement have been audited by Hansen Barnett & Maxwell, P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company's registered independent public accounting firm is Hansen Barnett & Maxwell, P.C.  Hansen Barnett & Maxwell are also the registered independent public accounting firm of RemoteMDx and in that capacity have performed the audit of our (and our predecessor's) financial statements for the fiscal years ended September 30, 2007 and 2006.  There have been no disagreements with Hansen Barnett on any accounting or financial disclosure issues.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed this Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission, or SEC, for the shares of common stock being distributed by RemoteMDx. The registration statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the public reference facilities by contacting the SEC at 1-800-SEC-0330. Copies of such materials may be obtained at prescribed rates by writing to the SEC. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934 (“Exchange Act”). Following the effective date of this Registration Statement and the distribution, we will be subject to such informational requirements, and in accordance therewith, we will file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the address set forth above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

You may also contact the Company at 5095 West 2100 South, Salt Lake City, Utah 84120 or via telephone at (801) 974-9474.

FINANCIAL STATEMENTS

Commencing at page F-1 are the audited financial statements for the Company for the fiscal years ended September 30, 2007 and 2006. In addition, interim unaudited condensed financial statements for the Company for the three and nine months ended June 30, 2008 and 2007 are also included.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
Nature of Expense:	Amount
SEC Registration Fee	$45	*
Accounting fees and expenses	$35,000	*
Legal fees and expenses	$65,000	*
Miscellaneous	$15,000	*
Total	$115,045	*
*Estimated

Item 14.  Indemnification of Directors and Officers

The Articles of Incorporation of  the Company include a provision authorized under Section 16-10a-841 of the Utah Amended Business Corporations Act (the “Utah Act”) eliminating the liability of a director of the Company to the Company or to its shareholders for monetary damages for any action taken or any failure to take action as a director, except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Company or the shareholders, (c) a violation of the provisions of the Utah Act barring unlawful distributions of corporate assets or property, or (d) an intentional violation of criminal law.

Under Section 16-10a-902 of the Utah Act, a corporation may indemnify a past or present director against liability incurred in a proceeding if (1) the director conducted himself in good faith, (2) the director reasonably believed that his conduct was in, or not opposed to, the corporation's best interest, and (3) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; provided, however, that a corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or (ii) in connection with any other proceeding charging improper personal benefit to him in which he is adjudged liable on the basis that personal benefit was improperly received by him.

In addition, pursuant to Section 16-10a-903 of the Utah Act, unless limited by the articles of incorporation, a corporation is required to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he is party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.  Section 16-10a-907 extends similar rights of indemnification and advancement of expenses to officers of the corporation, as well as employees, fiduciaries and agents.

Under 16-10a-905 of the Utah Act, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract. Unless the corporation's articles of incorporation provide otherwise, Section 16-10a-905 of the Utah Act permits a court in certain circumstances to order the payment of indemnification to a director, whether or not he met the applicable standard of conduct, if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In November 2001, the Company’s board of directors agreed that the Company would indemnify officers and directors of the Company against personal liability incurred by them in the conduct of their duties for the Company.  In the event that any of the officers or directors of the Company are sued or claims or actions are brought against them in connection with the performance of their duties and the individual is required to pay an amount, the Company will immediately repay the obligation together with interest thereon at the greater of 10 percent per year or the interest rate of any funds borrowed by the individual to satisfy their liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

From March 2007 through June 2008, the Company issued a total of 4,378,472 shares of common stock to 21 affiliated and nonaffiliated investors for net cash proceeds of $3,348,334, in a private placement conducted in reliance upon certain exemptions from registration under the Securities Act, as amended, including Regulation D and Section 4(2) and the rules and regulations promulgated thereunder, and other applicable statues under Federal and state securities laws.  Each of the purchasers represented to the Company that they were accredited investors as defined under the rules and regulations of the Securities Act. No public solicitation or advertising was undertaken in connection with the transactions and the purchasers of the shares sold in the offering represented that they were purchasing the shares for their own account and for investment purposes and not for purposes of distribution or resale. The certificates evidencing such shares were marked with a restrictive legend, indicating that any resale or transfer thereof was subject to restrictions under the Securities Act and applicable rules and regulations.

Item 16.   Exhibits

The following list describes the exhibits filed as part of this registration statement on Form 10:

Exhibit
No.	Description of Document

3.1	Articles of Incorporation of Volu-Sol Reagents Corporation
3.2	Articles of Amendment to the Articles of Incorporation of Volu-Sol Reagents Corporation
3.3	Articles of Amendment fo the Articles of Incorporation of Volu-Sol Reagents Corporation
3.4	Bylaws of Volu-Sol Reagents Corporation
5.1	Legal Opinion and Consent
21	Subsidiaries of Registrant
23.1	Consent of Independent Registered Public Accounting Firm
24	Power of Attorney (Signature Page)

Item 17.   Undertakings

The undersigned registrant hereby undertakes to:

(1)  File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to the Rule 424;

2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration  statement or made in any document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement or amendment to be signed on its behalf by the undersigned, in Salt Lake City, Utah on September 29, 2008.

VOLU-SOL REAGENTS CORPORATION

Date: 9/29/08	By:	/s/ James Dalton
James Dalton, Chief Executive Officer

	By:	/s/ Michael G. Acton
Michael G. Acton, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James Dalton and Michael G. Acton, and each or any one of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacity and on the date stated.

/s/ James Dalton	9/29/08
James Dalton, Director	Date
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ James G. Carter	9/26/08
James G. Carter, Director	Date

/s/ William K. Martin	9/26/08
William K. Martin, Director	Date

/s/ Michael G. Acton	9/29/08
Michael G. Acton, Chief Financial Officer	Date
(Principal Accounting Officer)

Volu-Sol Reagents Corporation
Financial Statements
September 30, 2007 and 2006

HANSEN, BARNETT& MAXWELL, P.C.
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944
www.hbmcpas.com	A Member of the Forum of Firms

REPORT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

To the Directors and the Stockholders
Volu-Sol Reagents Corp.

We have audited the accompanying balance sheets as of September 30, 2007 and 2006 and the related statements of operations, stockholders' deficit and cash flows of Volu-Sol Reagents Corp., (the Company), for the years ended September 30, 2007 and 2006.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Volu-Sol Reagents Corp. as of September 30, 2007 and 2006 and the results of their operations and cash flows for the years ended September 30, 2007 and 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and has an accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern.  Management's plans regarding those matters are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
HANSEN, BARNETT & MAXWELL, P.C.
Salt Lake City, Utah
September 25, 2008

Volu-Sol Reagents Corporation
Balance Sheets
September 30, 2007 and 2006

	2007	2006

Assets

Current assets:
Cash	$752,404	$2,489
Accounts receivable, net of allowance for doubtful accounts of $3,000 and $3,000, respectively	102,719	141,139
Inventories, net of reserve of $46,906 and $54,977, respectively	51,359	39,276
Prepaid expenses and other assets	27,273	12,878
Total current assets	933,755	195,782

Property and equipment, net of accumulated depreciation of $440,407 and $434,106, respectively (note 2)	50,576	21,036

Total assets	$984,331	$216,818

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$32,964	$15,125
Accrued expenses	36,223	42,918
Total current liabilities	69,187	58,043
Related-party note payable (note 3)	126,785	27,961
Total liabilities	195,972	86,004

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 5,854,167 and 4,166,667 shares issued and outstanding, respectively	1,150,417	417
Preferred stock, no par value, 10,000,000 shares authorized; 0 and 0 shares issued and outstanding, respectively	-	-
Accumulated earnings (deficit)	(362,058)	130,397
Total stockholders’ equity	788,359	130,814
Total liabilities and stockholders’ equity	$984,331	$216,818

See accompanying notes to financial statements.

Volu-Sol Reagents Corporation
Statements of Operations
For the Years Ended September 30, 2007 and 2006

	2007	2006

Sales, net	$655,331	$678,541
Cost of goods sold	485,732	370,468

Gross profit	169,599	308,073

Operating expenses:
Research and development	144,135	-
Selling, general and administrative	529,684	376,274

Loss from operations	(504,220)	(68,201)

Other income (expense):
Interest income	11,765	-
Other expenses	-	(21)

Net loss applicable to common shareholders	$(492,455)	$(68,222)

Net loss per common share – basic and diluted	$(0.10)	$(0.02)

Weighted average shares – basic and diluted	4,885,000	4,167,000

See accompanying notes to financial statements.

Volu-Sol Reagents Corporation
Statements of Stockholders’ Equity
For the Years Ended September 30, 2006 and 2007

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at September 30, 2005	4,166,667	$417	$198,619	$199,036

Net loss	-	-	(68,222)	(68,222)

Balance at September 30, 2006	4,166,667	417	130,397	130,814

Issuance of common stock for:
Cash	1,687,500	1,150,000	-	1,150,000

Net loss	-	-	(492,455)	(492,455)

Balance at September 30, 2007	5,854,167	$1,150,417	$(362,058)	$788,359

See accompanying notes to financial statements.

Volu-Sol Reagents Corporation
Statements of Cash Flows
For the Years Ended September 30, 2007 and 2006

	2007	2006

Cash flows from operating activities:
Net loss	$(492,455)	$(68,222)
Adjustments to reconcile net loss to net cash used
In operating activities:
Depreciation and amortization	6,301	2,542
Changes in operating assets and liabilities:
Accounts receivable	38,420	(53,030)
Inventories	(12,083)	(5,511)
Prepaid expenses and other assets	(14,395)	3,096
Accounts payable	17,839	(6,305)
Accrued liabilities	(6,695)	(3,925)
Net cash used in operating activities	(463,068)	(131,355)

Cash flows from investing activities:
Purchase of property and equipment	(35,841)	(20,473)
Net cash used in investing activities	(35,841)	(20,473)

Cash flows from financing activities:
Proceeds from related-party note	428,824	183,961
Payments on related-party note	(330,000)	(156,000)
Proceeds from the sale of common stock	1,150,000	-
Net cash provided by financing activities	1,248,824	27,961

Net increase (decrease) in cash	749,915	(123,867)
Cash, beginning of year	2,489	126,356

Cash, end of year	$752,404	$2,489

Supplemental Cash Flow Information:
Cash paid for interest and taxes:
Cash paid for income taxes	-	-
Cash paid for interest	-	-

See accompanying notes to financial statements.

Volu-Sol Reagents Corporation
Notes to Financial Statements
September 30, 2007 and 2006

1.         Organization and Nature of Operations

Volu-Sol Reagents Corporation (the “Company” or “Volu-Sol”) was formed March 5, 1998, as a wholly owned subsidiary of RemoteMDx, Inc. (formerly Volu-Sol, Inc.), a Utah corporation (“RemoteMDx”).  RemoteMDx was originally a wholly owned subsidiary of Biomune Systems, Inc. (“Biomune”) and was spun off from Biomune in 1997 to engage in the business of manufacturing and marketing medical diagnostic substances.  This business was initially conducted as an unincorporated division of Biomune, called the Volu-Sol Medical Division.  Biomune purchased the business in 1991 from Logos Scientific, Inc.

The Company sells medical diagnostic substances and equipment to laboratories throughout the United States.

Going Concern
The Company incurred a net loss and has negative cash flows from operating activities for the years ended September 30, 2007 and 2006.  These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In order for the Company to remove substantial doubt about its ability to continue as a going concern, the Company must generate positive cash flows from operations and obtain the necessary funding to meet its projected capital investment requirements.  Management’s plans with respect to this uncertainty include raising additional capital from the sale of the Company’s common stock.  There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay debts.  If the Company is unable to increase revenues or obtain additional financing, it will be unable to continue the development of its products and may have to cease operations.

2.         Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying financial statements for cash, accounts receivable, accounts payable, accrued liabilities, and other debt obligations approximate fair values because of the immediate or short-term maturities of these financial instruments.

Concentration of Credit Risk
The Company has cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.  The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectability of all accounts receivable.

During fiscal years ending September 30, 2007 and 2006, the Company had sales to an entity which represented more than 10% of its revenues.  Thermo Fisher Scientific, Inc. accounted for approximately 30% ($199,210) and 34% ($228,437) of sales for the years ended September 30, 2007 and 2006, respectively.  No other customer accounted for more than 10% of the Company’s revenues for years ended September 30, 2007 and 2006.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and investments with original maturities to the Company of three months or less.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories.  Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.  A trade receivable is considered to be past due if any portion of the receivable balance has not been received by the contractual pay date.  Interest is not charged on trade receivables that are past due.

Inventories

Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out ("FIFO") method. Inventories consisted of raw materials, work-in-process, and finished goods. Inventories as of September 30, 2007 and 2006 were as follows:

	2007	2006

Raw materials	$40,853	$28,026
Work in process	5,900	7,404
Finished goods	51,512	58,823
Reserve for inventory obsolescence	(46,906)	(54,977)
Total inventory	$51,359	$39,276

Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technological innovation, it is possible that estimates of the net realizable value could change in the near term.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, typically three to seven years.  Leasehold improvements are amortized over the shorter of the estimated useful lives of the asset or the term of the lease.  Expenditures for maintenance and repairs are expensed while renewals and improvements over $500 are capitalized.  When property and equipment are disposed, any gains or losses are included in the results of operations.

Property and equipment consisted of the following as of September 30:

	2007	2006
Equipment	$189,886	$188,856
Software	6,580	6,580
Leasehold improvements	261,497	227,646
Furniture and fixtures	33,020	32,060
	490,983	455,142
Accumulated depreciation	(440,407)	(434,106)
Property and equipment, net of accumulated depreciation	$50,576	$21,036

Depreciation expense for the years ended September 30, 2007 and 2006 was $6,301 and $2,542, respectively.

Revenue Recognition

The Company’s revenue has historically been from two sources: (i) diagnostic equipment product sales; and (ii) sales of medical diagnostic stains.

Diagnostic Equipment Product Sales

Although not the focus of the Company’s business model, the Company sells its diagnostic equipment devices in certain situations. The Company recognizes product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured.

Medical Diagnostic Stain Sales

The Company recognizes medical diagnostic stains revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the products, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured.

Shipping and handling fees are included as part of net sales. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of goods sold.

Research and Development Costs

All expenditures for research and development are charged to expense as incurred. These expenditures in both 2007 and 2006 were for the development of a medical home monitoring device and associated services. For the years ended September 30, 2007 and 2006, research and development expenses were $144,135 and $0, respectively.

Advertising Costs
The Company expenses advertising costs as incurred. Advertising expenses for the years ended September 30, 2007 and 2006, were approximately $654 and $1,772, respectively.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized.  Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Net Loss Per Common Share
Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents then outstanding.  The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  In February 2008, the FASB issued FASB Staff Position (FSP FIN) No. 157-2 which extended the effective date to fiscal years beginning after November 15, 2008.  The Company does not expect the adoption of SFAS No. 157 to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company does not expect the adoption of SFAS No. 159 to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired.  SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the financial statements, net income shall be adjusted to include the net income attributed to the non-controlling interest and comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest.  The calculation of earnings per share will continue to be based on income amounts attributable to the parent.  SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008.  Early adoption is prohibited.  The Company has not yet determined the effect on our financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160.

3.	Related-Party Note Payable

In October 2004, the Company entered into a Loan Agreement with RemoteMDx.  Under the terms of the Loan Agreement, RemoteMDx made sums available to the Company under a note which was repayable, together with interest at an annual rate of 5%.  As of September 30, 2007 and 2006, the Company owed RemoteMDx $126,785 and $27,961, respectively. The note is due and payable on December 31, 2009.

4.	Common Stock

Authorized Shares
The Company is authorized to issue up to 50,000,000 shares of common stock.

Common Stock Issuances

In February 2007, the Company did an 8.333 for 1 forward split bring the outstanding shares of common stock from 1,000,000 to 8,333,333 outstanding.  On September 22, 2008, the Company effected a reverse split at a ratio of 2 to 1.

As of September 30, 2006, the Company had 4,166,667 shares of common stock outstanding.  During the year ended September 30, 2007, the Company issued 1,687,500 shares for $1,150,000 in cash.  As of September 30, 2007, the Company had 5,854,167 shares of common stock outstanding.  These financial statements have been retro actively adjusted for the effect of the forward and reverse stock splits.

5.	Preferred Stock

The Company is authorized to issue 10,000,000 shares of undesignated preferred stock, no par value per share.  Pursuant to the Company's Articles of Incorporation, the Company's board of directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock and fix the number of shares of each such series and determine the preferences, limitations and relative rights of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences.

6.	Income Taxes

For the years ended September 30, 2007 and 2006, the Company incurred net operating losses of approximately $492,455 and $68,222, respectively, for income tax purposes.  The amount and ultimate realization of the benefits from the net operating losses is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined.  The Company has established a valuation allowance for all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization.  Accordingly, there is no benefit for income taxes in the accompanying statements of operations.

At September 30, 2007, the Company had net operating loss carryforwards available to offset future taxable income of approximately $383,000 which will begin to expire in 2018.  The utilization of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards can be utilized.  The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of these net operating loss carryforwards.  For example, limitations are imposed on the utilization of net operating loss carryforwards if certain ownership changes have taken place or will take place.  The Company will perform an analysis to determine whether any such limitations have occurred as the net operating losses are utilized.

Deferred income taxes are determined based on the estimated future effects of differences between the financial statement and income tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws and the tax rates expected to be in place.

The deferred income tax assets (liabilities) were comprised of the following at September 30:

	2007	2006
Net operating loss carryforwards	$87,000	$11,000
Depreciation and reserves	4,000	-
Accruals and reserves	-	4,000
Valuation allowance	(91,000)	(15,000)
Total	$-	$-

Reconciliations between the benefit for income taxes at the federal statutory income tax rate and the Company’s benefit for income taxes for the years ended September 30, 2007 and 2006 are as follows:

	2007	2006
Federal income tax benefit at statutory rate	$74,000	$10,000
State income tax benefit, net of federal income tax effect	29,500	4,000
Non-deductible expenses	(27,500)	1,000
Change in valuation allowance	(76,000)	(15,000)
Benefit for income taxes	$-	$-

7.	Commitments and Contingencies

The Company leases a facility under a non-cancelable operating lease that expires in November 2010.  Future minimum rental payments under the non-cancelable operating lease as of September 30, 2007 are approximately as follows:

Lease Obligations	2007
Year Ending September 30:

2008	$71,720
2009	73,584
2010	75,496
2011	12,636
Total	$233,436

Rent expense related to this non-cancelable operating lease was approximately $71,000 and $69,000 for the years ended September 30, 2007 and 2006, respectively.

Indemnification Agreements

In November 2001, the Company's Board of Directors agreed that the Company would indemnify officers and directors of the Company against personal liability incurred by them in the conduct of their duties for the Company. In the event that any of the officers or directors of the Company are sued or claims or actions are brought against them in connection with the performance of their duties and the individual is required to pay an amount, the Company will immediately repay the obligation together with interest thereon at the greater of 10 percent per year or the interest rate of any funds borrowed by the individual to satisfy their liability.

8.         Subsequent Events

Subsequent to September 30, 2007, the Company entered into the following transactions:

1)	Issued 437,500 shares of common stock for future services valued at $350,000.
2)	Issued 2,690,972 shares of common stock for net cash proceeds of $2,198,334.
3)	The Company effected a reverse 2 to 1 common stock split on September 22, 2008.

Volu-Sol Reagents Corporation
Financial Statements
June 30, 2008

Index to Financial Statements

Page Number

Unaudited Condensed Balance Sheets as of June 30, 2008 and September 30, 2007	F - 3

Unaudited Condensed Statements of Operation for the Three and Nine Months Ended
June 30, 2008 and 2007	F - 4

Unaudited Condensed Statements of Cash Flows for the Nine Months Ended
June 30, 2008 and 2007	F – 5

Unaudited Condensed Notes to Financial Statements	F - 6

F-2

Volu-Sol Reagents Corporation
Unaudited Condensed Balance Sheets
June 30, 2008 and September 30, 2007

	June 30, 2008	September 30, 2007

Assets
Cash	$1,292,405	$752,404
Accounts receivable, net of allowance for doubtful accounts of $2,500 and $3,000, respectively	64,431	102,719
Inventory, net of reserve of $41,847 and $46,906, respectively	49,133	51,359
Prepaid expenses and other	39,744	27,273
Total current assets	1,445,713	933,755
Related-party note receivable	734,818	-
Property and equipment, net of accumulated depreciation and amortization of $394,131 and $440,407, respectively	55,031	50,576
Total assets	$2,235,562	$984,331

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,251	$32,964
Accrued liabilities	129,972	36,223
Total current liabilities	160,223	69,187
Related-party note payable	-	126,785
Total liabilities	160,223	195,972
Commitments and Contingencies
Stockholders’ equity:
Common stock, no par value: 50,000,000 shares authorized; 8,982,639 and 5,854,167 shares outstanding, respectively	3,698,750	1,150,417
Preferred stock, no par value: 10,000,000 shares authorized; 0 and 0 shares outstanding, respectively	-	-
Accumulated deficit	(1,623,411)	(362,058)
Total stockholders’ equity	2,075,339	788,359
Total liabilities and stockholders’ equity	$2,235,562	$984,331

See accompanying notes to unaudited condensed financial statements.

F-3

Volu-Sol Reagents Corporation
Unaudited Condensed Statements of Operations
For the Three and Nine Months Ended June 30, 2008 and 2007

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007
Revenues:	$122,721	166,470	$467,148	$493,426
Cost of revenues	120,773	73,582	365,855	279,284
Gross profit	1,948	92,888	101,293	214,142
Operating expenses:
Selling, general and administrative (including $0, $0, $350,000 and $0, respectively, of non-cash compensation expense)	216,704	240,715	876,760	576,466
Research and development	124,362	239	494,705	2,329
Loss from operations	(339,118)	(148,066)	(1,270,172)	(364,653)
Other income (expense):
Interest income	4,539	-	13,246	-
Other income (expense), net	(5,769)	-	(4,427)	10,992
Net loss	$(340,348)	(148,066)	$(1,261,353)	$(353,661)
Net loss per common share, basic and diluted	$(0.04)	$(0.03)	$(0.15)	$(0.08)
Weighted average common shares outstanding, basic and diluted	8,983,000	5,320,000	8,180,000	4,568,000

See accompanying notes to unaudited condensed financial statements.

F-4

Volu-Sol Reagents Corporation
Unaudited Condensed Statements of Cash Flows
For the Three and Nine Months Ended June 30, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net loss	$(1,261,353)	$(353,661)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,397	4,601
Common stock issued for services	350,000	-
Changes in operating assets and liabilities:
Accounts receivable, net	38,288	45,437
Inventories	2,226	(16,161)
Prepaid expenses and other assets	(12,471)	1,724
Accounts payable	(2,713)	6,287
Accrued liabilities	93,749	(2,258)
Net cash used in operating activities	(784,877)	(314,031)

Cash flows from investing activities:
Purchase of property and equipment	(11,852)	(15,879)
Net cash used in investing activities	(11,852)	(15,879)

Cash flows from financing activities:
Proceeds from sale of common stock	2,198,333	-
Payments on related-party note	(1,487,000)	(230,000)
Proceeds from related-party note	625,397	1,384,742
Net cash provided by financing activities	1,336,730	1,154,742
Net decrease in cash	540,001	824,832
Cash, beginning of period	752,404	2,489
Cash, end of period	$1,292,405	$827,321

	2008	2007
Supplemental Cash Flow Information:

Cash paid for interest and taxes:
Cash paid for income taxes	-	-
Cash paid for interest	-	-

See accompanying notes to unaudited condensed financial statements.

F-5

Volu-Sol Reagents Corporation
Unaudited Condensed Notes to Financial Statements
June 30, 2008 and 2007

1.         Organization and Nature of Operations

Volu-Sol Reagents Corporation (the “Company” or “Volu-Sol”) was formed March 5, 1998, as a wholly owned subsidiary of RemoteMDx, Inc. (formerly Volu-Sol, Inc.), a Utah corporation (“RemoteMDx”).  RemoteMDx was originally a wholly owned subsidiary of Biomune Systems, Inc. (“Biomune”) and was spun off from Biomune in 1997 to engage in the business of manufacturing and marketing medical diagnostic substances.  This business was initially conducted as an unincorporated division of Biomune, called the Volu-Sol Medical Division.  Biomune purchased the business in 1991 from Logos Scientific, Inc.

The Company sells medical diagnostic substances and equipment to laboratories throughout the United States.

Going Concern
The Company incurred a net loss and has negative cash flows from operating activities and a stockholders’ deficit for the nine months ended June 30, 2008 and the year ended September 30, 2007, respectively.  These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In order for the Company to remove substantial doubt about its ability to continue as a going concern, the Company must generate positive cash flows from operations and obtain the necessary funding to meet its projected capital investment requirements.  Management’s plans with respect to this uncertainty include raising additional capital from the sale of the Company’s common stock.  There can be no assurance that revenues will increase rapidly enough to offset operating losses and repay debts.  If the Company is unable to increase revenues or obtain additional financing, it will be unable to continue the development of its products and may have to cease operations.

2.         Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

F-6

Fair Value of Financial Statements

The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable, accounts payable, accrued liabilities, and other debt obligations approximate fair values because of the immediate or short-term maturities of these financial instruments.  The carrying amounts of the Company’s debt obligations approximate fair value.

Concentration of Credit Risk
The Company has cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.  The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectability of all accounts receivable.

The Company had sales to entities which represent more than 10% of revenues for the nine months ended June 30, 2008 and 2007, as follows:

	June 30, 2008	June 30, 2007
Thermo Fisher Scientific, Inc.	$116,042	$153,852
Cardinal Health Medical	$61,876	42,395

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and investments with original maturities to the Company of three months or less.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories.  Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.  A trade receivable is considered to be past due if any portion of the receivable balance has not been received by the contractual pay date.  Interest is not charged on trade receivables that are past due.

Inventories

Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out ("FIFO") method. Inventories consisted of raw materials, work-in-process, and finished goods. Inventories as of June 30, 2007 and 2006 were as follows:

	June 30, 2008	September 30, 2007

Raw materials	$35,950	$40,853
Work in process	6,748	5,900
Finished goods	48,282	51,512
Reserve for inventory obsolescence	(41,847)	(46,906)
Total inventory	$49,133	$51,359

F-7

Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technological innovation, it is possible that estimates of the net realizable value could change in the near term.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, typically three to seven years.  Leasehold improvements are amortized over the shorter of the estimated useful lives of the asset or the term of the lease.  Expenditures for maintenance and repairs are expensed while renewals and improvements over $500 are capitalized.  When property and equipment are disposed, any gains or losses are included in the results of operations.

Property and equipment consisted of the following:

	June 30, 2008	September 30, 2007
Equipment	$160,298	$196,466
Leasehold improvements	268,366	261,497
Furniture and fixtures	20,498	33,020
	449,162	490,983
Accumulated depreciation	(394,131)	(440,407)
Property and equipment, net of accumulated depreciation	$55,031	$50,576

Depreciation expense for the nine months ended June 30, 2008 and 2007, was $7,397 and $4,601, respectively.

Revenue Recognition
The Company’s revenue has historically been from two sources: (i) diagnostic equipment product sales; and (ii) sales of medical diagnostic stains.

Diagnostic Equipment Product Sales

Although not the focus of the Company’s business model, the Company sells its diagnostic equipment devices in certain situations. The Company recognizes product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured.

Medical Diagnostic Stain Sales

The Company recognizes medical diagnostic stains revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the products, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured.

F-8

Shipping and handling fees are included as part of net sales. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of goods sold.

Research and Development Costs

All expenditures for research and development are charged to expense as incurred. These expenditures in both 2008 and 2007 were for the development of a medical home monitoring device and associated services. For the nine months ended June 30, 2008 and 2007, research and development expenses were $494,705 and $2,329, respectively.

Advertising Costs
The Company expenses advertising costs as incurred. Advertising expenses for the nine months ended June 30, 2008 and 2007, were approximately $681 and $0, respectively.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized.  Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Net Loss Per Common Share
Basic net loss per common share ("Basic EPS") is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents then outstanding.  The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect. The Company does not have any potentially issuable shares.

Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  In February 2008, the FASB issued FASB Staff Position (FSP FIN) No. 157-2 which extended the effective date to fiscal years beginning after November 15, 2008.  The Company does not expect the adoption of SFAS No. 157 to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company does not expect the adoption of SFAS No. 159 to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired.  SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the financial statements, net income shall be adjusted to include the net income attributed to the non-controlling interest and comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest.  The calculation of earnings per share will continue to be based on income amounts attributable to the parent.  SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008.  Early adoption is prohibited.  The Company has not yet determined the effect on our financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160.

F-9

3.	Related-Party Note Receivable and Payable

As of June 30, 2008, the Company had an unsecured note receivable of $734,818 with two related-party entities RemoteMDx, Inc. and SecureAlert, Inc (collectively “RemoteMDx”).  The Company owed $126,785 to RemoteMDx as of September 30, 2007. These notes currently bear interest at 5% and the maturity date is December 31, 2009.

4.	Common Stock

Authorized Shares
The Company is authorized to issue up to 50,000,000 shares of common stock.

Common Stock Issuances

In February 2007, the Company did an 8.333 for 1 forward split bring the shares of common stock from 1,000,000 to 8,333,333 outstanding.  On September 22, 2008, the Company effected a reverse stock split at a ratio of 2 to 1.

During the nine months ended June 30, 2008, the Company issued 2,690,972 shares for $2,198,333 in cash and 437,500 shares for services rendered for a value of $350,000, or $0.80 per share.  As of June 30, 2008, the Company had 8,982,639 shares of common stock outstanding.  These financial statements have been retroactively adjusted for the effect of the reverse stock split.

5.	Preferred Stock

The Company is authorized to issue 10,000,000 shares of undesignated preferred stock, no par value per share.  Pursuant to the Company's Articles of Incorporation, the Company's board of directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock and fix the number of shares of each such series and determine the preferences, limitations and relative rights of each series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences.

F-10